Exhibit 10.19

Execution Version

EQUITY CAPITAL CONTRIBUTION AGREEMENT

by and among

PANTHER CREEK RECLAMATION HOLDINGS, LLC,

STRONGHOLD DIGITAL MINING HOLDINGS LLC

and, solely for the purposes of Section 10.14,

OLYMPUS POWER, LLC

dated

July 9, 2021

i

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Company Group
Exhibit D	Form of A&R OMA
Exhibit E	Form of A&R AMA

SCHEDULES

Schedule 2.4(a)(ix)	Indebtedness to be Paid Off at Closing
Schedule 2.4(a)(x)	Permitted Affiliate Transactions
Schedule 2.4(a)(xi)	Third Party Consents
Schedule 3.4(c)	Seller Approvals
Schedule 4.1(b)	Organizational Documents
Schedule 4.3	Company Consents
Schedule 4.4(a)	Equity Interests
Schedule 4.4(b)	Equity Rights
Schedule 4.4(c)	Encumbered Equity Interests
Schedule 4.5	Litigation
Schedule 4.6	Laws; Orders
Schedule 4.7	Financial Statements
Schedule 4.8	Taxes
Schedule 4.10(a)	Material Contracts
Schedule 4.10(b)	Breach of Material Contracts
Schedule 4.11(c)	Real Property Agreements
Schedule 4.11(e)	Real Property Compliance
Schedule 4.13(a)	Environmental Documentation
Schedule 4.13(b)	Environmental Matters
Schedule 4.14(a)	Leased Personal Property
Schedule 4.14(b)	Scheduled Personal Property
Schedule 4.14(c)	Encumbered Personal Property
Schedule 4.15	Insurance
Schedule 4.19	Officers and Directors
Schedule 4.20	Support Obligations
Schedule 4.21	Affiliate Matters
Schedule 5.3	Buyer Approvals
Schedule 6.3(b)	Authorized Activities
Schedule 6.4	Interim Period Operations
Schedule 6.9	Plant Site
Schedule A	Retained Liabilities

EQUITY CAPITAL CONTRIBUTION AGREEMENT

THIS EQUITY CAPITAL CONTRIBUTION AGREEMENT (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of July 9, 2021 (the “Execution Date”), is by and among Panther Creek Reclamation Holdings, LLC, a Delaware limited liability company (“Seller”), and Stronghold Digital Mining Holdings LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are collectively referred to as the “Parties” and individually as a “Party”.  Olympus Power, LLC, a Delaware limited liability company (“Guarantor”), is party to this Agreement solely for the purposes of Section 10.14.

RECITALS

WHEREAS, as of immediately prior to entry into this Agreement, Seller is the direct owner of all of the Equity Interests (the “Subject Interests”) in Liberty Bell Funding, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company owns, directly and indirectly, all of the Equity Interests of the Persons described on Exhibit C (the Company, together with each Person described on Exhibit C, the “Company Group”);

WHEREAS, the members of the Company Group own, directly or indirectly, the assets that constitute the 94-megawatt waste coal-fired power station located near Nesquehoning, Pennsylvania referred to as the Panther Creek Energy Facility (the “Panther Creek Plant”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Subject Interests on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENTS

Article I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1Definitions. In addition to the terms defined in the body of this Agreement, capitalized terms used herein shall have the meanings given to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

Section 1.2Rules of Construction. All article, section, schedule, and exhibit references used in this Agreement are to articles, sections, schedules, and exhibits of and to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(a)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neuter genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof”, “hereto”, “hereby”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(b)The Parties acknowledge each Party and its attorneys have reviewed this Agreement and any rule of construction to the effect any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c)The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(d)All references to “Dollars” and “$” herein shall be to, and all payments required hereunder shall be paid in, United States dollars.

(e)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II
PURCHASE AND SALE; CONSIDERATION; CLOSING

Section 2.1Purchase and Sale. Subject to the express terms and conditions hereof, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase, acquire, and assume, the Subject Interests free and clear of all Liens and restrictions on transfer other than those arising pursuant to (a) this Agreement or (b) applicable securities Laws, in exchange for the Consideration to be delivered to Seller as set forth in Section 2.2.

Section 2.2Consideration.

(a)The total consideration to be delivered to or for the benefit of Seller for the Subject Interests (the “Consideration”) shall be the following:

(i)an amount in cash equal to $3,000,000 (the “Cash Consideration”), payable by or on behalf of Buyer as provided in Section 2.2(b); provided that the Cash Consideration payable at Closing shall be (A) adjusted as provided in Section 6.9(b)(ii), (B) reduced by an amount equal to the amount that the Target Net Working Capital Amount exceeds the Net Working Capital Amount (and for clarity, if the Net Working Capital Amount exceeds the Target Net Working Capital Amount then in no event shall the Consideration be increased), and (C) reduced by the Seller Distribution Amounts; and

(ii)400,000 Series A Preferred Units (“Preferred Units”) of Buyer, or, in the event that all Series A Preferred Units of Buyer have been converted to Common Units of Buyer (“Common Units”) in accordance with the terms of the governing documents of Buyer prior to the Closing, an equivalent amount of Common Units (such Preferred Units or Common Units as applicable, the “Equity Consideration”). Buyer shall deliver the Equity Consideration to Seller or a designated Affiliate of Seller at Closing.

(b)At Closing, the Cash Consideration shall be paid by or on behalf of Buyer in the following manner:

(i)the pay-off amount set forth in any pay-off letters with respect to each member of the Company Group’s outstanding Indebtedness, if any, shall be paid by Buyer in cash by wire transfer of immediately available funds in Dollars, in such amounts and to such accounts as set forth in such pay-off letters;

(ii)an amount sufficient to pay any Transaction Expenses shall be paid by Buyer to each such payee in cash by wire transfer of immediately available funds in Dollars; and

(iii)an amount equal to the Cash Consideration, as adjusted as provided in Section 2.2(a)(i) and Section 6.9(b)(ii), less the aggregate amounts funded pursuant to Section 2.2(b)(i)-(ii) shall be paid by Buyer in cash wire transfer of immediately available funds in Dollars to the accounts designated by Seller.

All Indebtedness and Transactions Expenses of the Company Group that are outstanding as of immediately prior to the Closing are hereinafter referred to as the “Seller Obligations”.  Not later than five (5) Business Days prior to the Closing, Seller shall deliver to Buyer a statement setting forth Seller’s good faith estimate of (x) the Net Working Capital Amount (the Seller’s “Closing Net Working Capital Certificate”), (y) the adjustments contemplated in Section 6.9(b)(ii) and (z) each amount to be paid pursuant to this Section 2.2(b), including wire instructions for each payee described in this Section 2.2(b).  Buyer shall have the right to review and comment on such statements prior to Closing, and the Parties shall work in good faith to resolve any disagreements in such statement prior to the Closing Date.  To the extent the Cash Consideration (as adjusted pursuant to Section 2.2(a)(i) and Section 6.9(b)(ii)) is not sufficient to satisfy the Seller Obligations, then Seller shall be required (as contemplated in Section 2.2(c)) to satisfy such obligations at or prior to Closing.

(c)Prior to Closing Seller shall be required to satisfy and pay in full all Seller Obligations, provided that Seller shall have the right to cause the Cash Consideration (to the extent available) to be paid to any payees of the Seller Obligations as provided in Section 2.2(b).  If after Closing either Party determines any Seller Obligations were not paid in full as of Closing, then such Party shall promptly provide notice thereof to the other Party, together with reasonable supporting documentation, and Seller shall thereafter promptly (and in any event with five (5) Business Days) make payment of such Seller Obligations to the owed Person(s).

(d)Within 45 days after the Closing, Buyer shall send to Seller a statement setting forth the actual Net Working Capital Amount (with reasonable supporting documentation).  Seller shall have the right to review and dispute any amounts set forth in such statement within 30 days after its receipt of the same.  Thereafter the Parties shall work together in good faith to resolve any such disputes.  Within ten (10) Business Days after the Parties have reached agreement on the actual Net Working Capital Amount, Seller or Buyer (as applicable) shall make a true-up payment to the other Party, so that, after giving effect to such payment, Seller and Buyer are in the same position they would have been in had payments at the Closing been based on the finally determined Net Working Capital Amount (without any interest on such true-up payment). Any such payment shall be treated as an adjustment to the Cash Consideration by the Parties for U.S. federal (and all applicable state and local) income Tax purposes, unless otherwise required by Law.

Section 2.3Closing. Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) will take place at 10:00 a.m. local time at the offices of Vinson & Elkins LLP, 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036 or remotely via the exchange of electronic documents, on the date that is three (3) Business Days after the satisfaction or waiver of the conditions in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) to be satisfied or waived, or at such other time and place as the Parties may mutually agree (the “Closing Date”). All actions listed in Section 2.4 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing, unless otherwise specified herein.

Section 2.4Deliveries at the Closing.

(a)By Seller. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall deliver or cause to be delivered to Buyer each of the following items:

(i)a certificate, dated as of the Closing Date, certifying the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied, duly executed by a Responsible Officer of Seller;

(ii)a counterpart to the instrument of transfer with respect to the transfer of the Subject Interests to Buyer in substantially the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), duly executed by Seller;

(iii)an Internal Revenue Service Form W-9 for and duly executed by Seller;

(iv)a certificate of non-foreign status for and duly executed by Seller (or if Seller is disregarded as a separate entity from any other Person for such purposes, with respect to such other Person), dated the Closing Date and in the form prescribed by Treasury Regulations § 1.1445-2(b)(2) and meeting the requirements of Section 1446(f) of the Code;

(v)a certificate of the secretary of state of each state in which each member of the Company Group is organized and each state where each member of the Company Group is qualified to do business (including as set forth on Schedule 4.1(b)) stating that the applicable member of the Company Group is in good standing in each such jurisdiction, in each case dated no more than ten (10) Business Days prior to the Closing;

(vi)copies of (A) the limited liability company agreement of each member of the Company Group, (B) the resolutions of Seller’s (or its applicable

Affiliate’s) and the Company’s members and board of directors or other governing body, as applicable, approving (i) the execution, delivery and performance of this Agreement and the consummation of the Transactions and (ii) the termination of any Contracts (if any) regarding voting, transfer or other arrangements related to the Subject Interests (other than the limited liability company agreement of the Company), in each case, certified by the Company’s chief executive officer to be accurate and complete and in full force and effect as of the Closing;

(vii)all books and records and other property of any member of the Company Group in Seller’s possession or control to the extent not already located at the Company’s principal office;

(viii)release letters of resignation from each of the officers and directors of each member of the Company Group, effective at or prior to the Closing;

(ix)unless otherwise requested by Buyer prior to Closing, (A) payoff letters with respect to each member of the Company Group’s outstanding Indebtedness that is set forth on Schedule 2.4(a)(ix), (B) releases of any and all Liens (other than as set forth in the organizational documents of any member of the Company Group) with respect to the Subject Interests and releases of any and all guarantees by each member of the Company Group of any obligations of Seller or any of its Affiliates, and (C) UCC-3 termination statements or similar documents evidencing the termination of all Liens with respect to all such Indebtedness;

(x)evidence reasonably satisfactory to Buyer of the termination of all Affiliate Matters, including the Affiliate Matters described on Schedule 4.21, except for the exceptions set forth on Schedule 2.4(a)(x) (the “Permitted Affiliate Transactions”);

(xi)evidence (on terms reasonably satisfactory to Buyer) that all third-party consents that are necessary for the consummation of the Transactions and the operation of the Business after the Closing, or that are required to prevent a breach of or default under any agreement to which any member of the Company Group is a party, including those consents set forth on Schedule 2.4(a)(xi), have been obtained in writing;

(xii)evidence (on terms reasonably satisfactory to Buyer) that all guarantees provided by Seller or any of its Affiliates with respect to any Indebtedness of any member of the Company Group have been terminated or otherwise released;

(xiii)a counterpart to the Amended and Restated Operations and Maintenance Agreement in substantially the form attached hereto as Exhibit D (the “A&R OMA”), duly executed by Panther Creek Energy Services, LLC;

(xiv)a counterpart to the Amended and Restated Asset Management Agreement in substantially the form attached hereto as Exhibit E (the “A&R AMA”), duly executed by Olympus Services, LLC;

(xv)at least five (5) days prior to Closing, the Closing Net Working Capital Certificate; and

(xvi)such other documents, instruments or certificates as Buyer may reasonably request to effect the Transactions.

(b)By Buyer. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall deliver, or shall cause to be delivered to Seller (or to the extent specifically set forth below, to Seller’s designee) each of the following items:

(i)the Cash Consideration as provided in Section 2.2(b);

(ii)the Equity Consideration;

(iii)an updated capitalization table of Buyer as of the Closing Date and after giving effect to the Transaction (such table, the “Closing Date Buyer Capitalization Table”);

(iv)a certificate, dated as of the Closing Date, certifying the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied, duly executed by a Responsible Officer of Buyer;

(v)a counterpart to the Assignment and Assumption Agreement, duly executed by Buyer (or its assignees);

(vi)a counterpart to the A&R OMA, duly executed by Panther Creek Power Operating, LLC; and

(vii)a counterpart to the A&R AMA, duly executed by Panther Creek Power Operating, LLC.

(c)Buyer and its Affiliates are not aware of and do not anticipate any withholding. However, in the event Buyer (or its Affiliates) reasonably determines that it is required by applicable Law to withhold or deduct an amount for or on account of any Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable to Seller or any Affiliate thereof (and Seller and its Affiliates shall indemnify, defend and hold harmless Buyer and its Affiliates against) such amounts as may be required to be deducted or withheld therefrom under Law; provided that Buyer shall notify Seller of its determination and the Parties shall cooperate in good faith to minimize to the extent permissible under applicable Law the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the Execution Date and, at Closing, as of the Closing Date as follows:

Section 3.1Organization. Seller is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which Seller is a party and to perform its obligations under, and consummate, the Transaction, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be materially adverse to the ability of the Seller to consummate the transactions contemplated by this Agreement.

Section 3.2Authority; Enforceability. The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder have been and, as of Closing, the execution and delivery by Seller of the other Transaction Documents to which it is a party and the performance of its obligations thereunder have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been, and as of Closing such other Transaction Documents shall have been, duly and validly executed and delivered by Seller. This Agreement constitutes, and as of the Closing such other Transaction Documents will constitute, the legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium, or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Section 3.3Title to Interests. Seller owns, holds of record, and is the beneficial owner of the Subject Interests, free and clear of all Liens and restrictions on transfer other than those arising pursuant to (a) this Agreement or (b) applicable securities Laws. At the Closing, assuming all Company Consents have been obtained or made, Seller will deliver to Buyer the Subject Interests free and clear of all Liens and restrictions on transfer other than those arising pursuant to this Agreement or applicable securities Laws.

Section 3.4No Conflict; Consents and Approvals. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party and the performance by Seller of its obligations under this Agreement and such other Transaction Documents do not and will not:

(a)violate or result in a breach of the Organizational Documents of Seller;

(b)assuming all of the Company Consents have been obtained or made, violate or result in a default under any material Contract to which Seller is a party, except for any such violation or default which would not reasonably be expected to result in a Material Adverse Effect; or

(c)assuming all required filings, waivers, approvals, consents, authorizations and notices disclosed on Schedule 3.4(c) (collectively, the “Seller Approvals”), the Company Consents and other notifications provided in the ordinary course of business have been made, obtained or given, (i) violate or result in a breach of any Law or order applicable to Seller, except for such violations or breaches as would not reasonably be expected to result in a Material Adverse Effect or (ii) require any consent or approval of any Governmental Entity under any Law or order applicable to Seller, other than in each case any such consent or approval which, if not made or obtained, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.5Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Seller, threatened against Seller that (a) challenge the validity or enforceability of the obligations of Seller under this Agreement or the Transaction Documents to which it is a party, or (b) seek to prevent or delay the consummation by Seller of the Transaction. There is no order, judgment, or decree issued or entered by any Governmental Entity imposed upon Seller that, in any such case, (i) challenges the validity or enforceability of the obligations of Seller under this Agreement or the Transaction Documents to which it is a party, or (ii) seeks to prevent or delay the consummation by Seller of the Transaction.

Section 3.6Brokerage Arrangements. Neither Seller nor any of its Affiliates has entered, directly or indirectly, into any contract or arrangement with any Person that would obligate Buyer to pay any commission, brokerage, or “finder’s fee” or other fee in connection with this Agreement, the other Transaction Documents or the Transaction.

Section 3.7Accredited Investor.

(a)Seller is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act of 1933 and shall submit to Buyer such further assurances of such status as may be reasonably requested by Buyer.

(b)Seller has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of acquiring the Equity Consideration, and Seller will exercise independent judgment in evaluating the Transaction. Seller acknowledges that it is not relying on any advice from Buyer or its Affiliates and that neither Buyer nor any of its Affiliates is acting as a financial, technical, accounting, commercial, legal or tax advisor, agent, underwriter or broker to Seller or any of its Affiliates or otherwise on behalf of Seller or any of its Affiliates in connection with the Transaction contemplated by this Agreement, the other Transaction Documents and the other agreements entered into in connection herewith.

(c)Seller has had sufficient access to the officers and books and records of the Buyer and has received a copy of such documents and information as Seller has deemed necessary and appropriate to make its own independent investment analysis of the Equity Consideration. Seller is acquiring the Equity Consideration for its own beneficial account, without any view towards or anticipation for offer or any distribution, and not for the benefit of any other Person. Seller has had an opportunity to discuss Buyer’s management, financial affairs and the terms and conditions as Seller has deemed necessary.

(d)Seller is aware that neither the Preferred Units or Common Units have been registered under the Securities Act of 1933 or the securities or “Blue Sky” Laws of any applicable jurisdiction and that neither the Preferred Units or Common Units may be offered, sold, or transferred, directly or indirectly, without registration under the Securities Act of 1933 or compliance with the requirements of an exemption from registration. Neither Seller nor anyone acting on its behalf has offered any or all of the Preferred Units or Common Units or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person.

(e)Seller is able to bear the economic risk of Seller’s acquisition of the Equity Consideration and is able to sustain a loss of Seller’s entire investment in the Equity Consideration without economic hardship if such loss should occur.

Article IV
REPRESENTATION AND WARRANTIES OF SELLER
REGARDING THE COMPANY GROUP

Seller hereby represents and warrants to Buyer as of the Execution Date and, at Closing, as of the Closing Date as follows:

Section 4.1Organization.

(a)Each member of the Company Group is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation, and has all requisite limited liability company or other power and authority to conduct the Business as it is now being conducted.  Each member of the Company Group is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

(b)Except as set forth on Schedule 4.1(b), Seller has made available to Buyer true, correct, and complete copies of the Organizational Documents of each member of the Company Group that is in the possession or control of Seller.

Section 4.2Authorization of Transactions.  The execution and delivery by each member of the Company Group of each Transaction Document to which it is a party and the performance by such member of the Company Group of its obligations thereunder have been or as of Closing will be duly and validly authorized by all necessary limited liability company or other action on the part of such member of the Company Group. Each Transaction Document to which a member of the Company Group is or will be a party and the performance by such member of the Company Group of its obligations thereunder have been or as of Closing will have been duly and validly executed and delivered by such member of the Company Group. Each Transaction Document to which a member of the Company Group is or will be a party will constitute, the legal, valid, and binding obligations of such member of the Company Group enforceable against such Person in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium, or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Section 4.3Absence of Conflicts; Consents.  Except as set forth on Schedule 4.3 (the “Company Consents”), (a) the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and the compliance with the terms hereof or thereof by each member of the Company Group do not and shall not (including with the passage of time, giving of notice or taking of any action by any third party)  conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the loss of any rights or benefits under or impose any additional or greater burdens or obligations under, give any third party additional or greater rights or benefits, including the right to terminate, modify or accelerate any obligation, under, result in the creation of any Lien (other than a Permitted Lien) upon the Subject Interests or the assets of any member of the Company Group, or require any notice or consent under the provisions of the certificate of formation or the operating agreement (or equivalent governing documents) of any member of the Company Group or any Contract to which any member of the Company Group or any of their respective properties is bound or affected where the failure to provide such notice or obtain such consent would be materially adverse to the ownership or operation of the Business or violate any Law or order to which any member of the Company Group is subject, which violation would be materially adverse to the ownership or operation of the Business; and (b) no notice to, filing with, or Governmental Authorization of any Governmental Entity is necessary for the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby.

Section 4.4Capitalization.

(a)The authorized, issued and outstanding Equity Interests of each member of the Company Group as of immediately prior to the Closing are set forth on Schedule 4.4(a).  All of the issued and outstanding Equity Interests of each member of the Company Group have been duly authorized, are validly issued, are not subject to, nor were they issued in violation of, any preemptive rights or rights of refusal or any Lien (other than as set forth in the organizational documents of any member of the Company Group), and are owned of record and beneficially as described on Schedule 4.4(a).  There are no outstanding or authorized options, warrants, rights to purchase or sell, calls, puts, rights to subscribe, conversion rights or other Contracts to which any member of the Company Group or Seller or any of its Affiliates is a party or that are binding upon any member of the Company Group or Seller or any of its Affiliates providing for the issuance, disposition or acquisition of any of Equity Interests of any member of the Company Group (other than this Agreement). None of the Equity Interests of any member of the Company Group have been certificated.

(b)Except as set forth on Schedule 4.4(b), there are no outstanding or authorized equity appreciation rights, phantom equity rights, profit participation or similar rights with respect to any member of the Company Group.  There are no voting trusts, proxies or any other Contracts with respect to the voting of the Equity Interests of any member of the Company Group.  No member of the Company Group is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests or to make any distribution of any kind in respect of any such Equity Interest.

(c)Except as set forth on Schedule 4.4(c), Seller has not sold (other than pursuant to the terms hereof), transferred, assigned or otherwise encumbered any Equity Interests of any member of the Company Group, nor has Seller caused any member of the Company Group to issue any further Equity Interests or granted any party any preemptive rights or rights of first refusal in respect thereof;  Seller has not authorized options, warrants, rights to purchase or sell, calls, puts, rights to subscribe, conversion rights or other Contracts to which any member of the Company Group or Seller will be a party or that will be binding upon any member of the Company Group or Seller providing for the issuance, disposition or acquisition of any Equity Interests of any member of the Company Group (other than this Agreement);  Seller has not authorized equity appreciation rights, phantom equity rights, profit participation or similar rights with respect to any member of the Company Group;  Seller has not entered into any voting trusts, proxies or any other Contracts with respect to the voting of the Equity Interests of any member of the Company Group; and Seller has not caused any member of the Company Group to become subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests.

(d)Other than the members of the Company Group, the Company does not own and has not owned, directly or indirectly, any Equity Interests or other interest in any other Person and is not and has not otherwise been a party to any joint venture, and there are no outstanding obligations of any member of the Company Group to provide funds or make any investment (in the form of a loan, capital contribution, purchase of any Equity Interest or otherwise) in any other Person.

Section 4.5Legal Proceedings.  Except as set forth on Schedule 4.5, there are no Legal Proceedings pending or, to Seller’s knowledge, threatened against or affecting any member of the Company Group or pertaining to the Panther Creek Plant or the Business.  Except as set forth on Schedule 4.5, no member of the Company Group is subject to any outstanding order.

Section 4.6Compliance with Laws and Orders.  Except as disclosed on Schedule 4.6, each member of the Company Group is, and has been in the past three years, and to the knowledge of the Seller since July 27, 2016, in compliance in all material respects with all Laws and orders applicable to it.

Section 4.7Financial Statements; No Undisclosed Liabilities.

(a)Seller has made available to Buyer the audited balance sheets of the Project Company as of December 31, 2019 and December 31, 2020 and the unaudited balance sheets of the Project Company as of May 31, 2021 and related statements of income and cash flows for the periods then ended (such financial statements being referred to herein, as applicable, as the “Financial Statements”). Except as set forth on Schedule 4.7, the Financial Statements of the Project Company were prepared in accordance with GAAP and fairly present in all material respects the financial position of the Project Company as of the date covered thereby (subject, in the case of such unaudited Financial Statements, to normal, year-end adjustments that are not material and the absence of notes and disclosures).

(b)Except as disclosed on Schedule 4.7, the members of the Company Group have no liabilities that would be required by GAAP to be included on a balance sheet of the members of the Company Group except liabilities (i) as reflected or reserved against in the Financial Statements, or (ii) incurred in the ordinary course of business since May 31, 2021 or (iii) liabilities that are, individually or in the aggregate, less than $25,000.

(c)Since May 31, 2021, other than in the ordinary course of business, no member of the Company Group has sold, transferred or otherwise disposed of any materials,

inventories or supplies having an aggregate value $5,000 (based on the value of such assets as set forth in the unaudited balance sheets of the Project Company as of May 31, 2021).

Section 4.8Taxes Except as set forth in Schedule 4.8:

(a)All material Tax Returns required to have been filed by each member of the Company Group within the last five (5) years have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects;

(b)All material Taxes that are required to have been paid by each member of the Company Group have been duly and timely paid in full;

(c)All Tax withholding requirements imposed on any member of the Company Group have been satisfied in full;

(d)There are no Liens for Taxes (other than Permitted Liens) on any of the Assets of the Company Group or any of the Equity Interests in any member of the Company Group;

(e)No member of the Company Group has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency, and no written request for any such waiver or extension is currently pending;

(f)There are no pending, threatened, or active audits, deficiencies or other Tax Proceedings by any Governmental Entity relating to Taxes of any member of the Company Group or their Assets;

(g)Each member of the Company Group is classified, and has been classified since July 27, 2016, as an entity disregarded as separate from its owner for U.S. federal income tax purposes and is not required to file a U.S. federal income tax return;

(h)No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any member of the Company Group;

(i)No member of the Company Group has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations);

(j)No member of the Company Group (i) has any liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any corresponding provisions of applicable Tax Law) or as a member of any affiliated, consolidated, combined, unitary or similar group (other than an affiliated, consolidated, combined, unitary or similar group of which Seller is the common parent) or (ii) is a party to, is bound by, or has any obligation under any Tax allocation or Tax sharing agreement except agreements entered into in the ordinary course of business the primary purpose of which does not relate to Tax;

(k)As of the Closing Date, none of the property of any member of the Company Group is treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code;

(l)No Tax ruling has been requested of or received from any Taxing Authority with respect to any Tax matter relating to any member of the Company Group or any Assets of the Company Group; and

(m)All of the assets of the Company Group that are required to be listed on property tax rolls have been properly listed and described on property tax rolls for all periods prior to and including the Closing Date.

Section 4.9Regulatory Status.  The Panther Creek Plant is, and (a) since the time Seller acquired a direct or indirect ownership interest in the Panther Creek Plant and (b) to Seller’s knowledge, since the commencement of power generation at the Panther Creek Plant, has continuously met the standards to be and has been, a “qualifying small power production facility” under the Public Utility Regulatory Policies Act of 1978, as amended, and the FERC’s regulations thereunder, at 18 C.F.R. Part 292, and interpretations thereof by the FERC and courts of competent jurisdiction (collectively, “PURPA Requirements”).  The Panther Creek Plant is exempt from the size limitations applicable to qualifying small power production facilities in 18 C.F.R. § 292.204(a) pursuant to the Solar, Wind, Waste, and Geothermal Power Production Incentives Act of 1990.  The Project Company (i) is not subject to the jurisdiction of FERC as a “public utility” under the FPA other than as contemplated by 18 C.F.R. § 292.601(c), (ii) has been authorized by FERC to make wholesale sales of electric energy, capacity and certain ancillary services at market-based rates pursuant to Section 205 of the FPA (“MBR Authority”) and has received those blanket authorizations and waivers customarily granted by FERC to parties authorized to sell electric power at market-based rates, and (iii) has on file with FERC an effective Tariff for Reactive Supply and Voltage Control (“Reactive Power Tariff”).  Neither the MBR Authority nor the Reactive Power Tariff of the Project Company nor the Panther Creek Plant’s status as an qualifying small power production facility under the PURPA Requirements is the subject of any pending or, to the knowledge of Seller, threatened, judicial or administrative proceeding to revoke or modify such status.

Section 4.10Contracts.

(a)Schedule 4.10(a) sets forth a list as of the date of this Agreement all of the following Contracts to which any member of the Company Group is a party or is bound (collectively, the “Material Contracts”):

(i)any Contract for the future purchase, exchange, transportation, source, supply or sale of waste coal, diesel, water, flyash or other feedstock or byproduct in excess of $25,000 during any calendar year;

(ii)any Contract for the future purchase, exchange or sale of electric power, capacity or ancillary services in excess of $25,000 during any calendar year (other than any day ahead or real time purchase, sale or exchange of electric power, capacity or ancillary services);

(iii)any Contract for the future transmission of electric power;

(iv)any interconnection Contract;

(v)any Contract (A) for the future sale of any Asset or (B) that grants a right or option to purchase in the future any Asset, other than in each case any Contract with a remaining value of less than $25,000;

(vi)any Contract for the future receipt of any Assets or services, including asset management services, operations or maintenance services or fuel supply services, in each case requiring payments in excess of $25,000 during a calendar year; provided that “Material Contracts” shall only include master services agreements, master work agreements or similar “spoke and wheel” agreements pursuant to this clause (vi) to the extent there is an existing work order or purchase order for the same in excess of $25,000 during a calendar year;

(vii)any Contract under which it has created, incurred, assumed or guaranteed any outstanding indebtedness for borrowed money or any capitalized lease obligation, in each case in excess of $25,000, or under which it has imposed a security interest on any of its Assets, which security interest secures outstanding indebtedness for borrowed money in an amount in excess of $25,000;

(viii)any outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including electric power, gas or securities; and

(ix)any Contract that restricts any member of the Company Group’s freedom to compete in any line of business or in any geographic area.

(b)Seller has made available to Buyer true, correct and complete copies of all Material Contracts within its possession or control.  Each of the Material Contracts is in full force and effect and constitutes a legal, valid and binding obligation of (as applicable) the member of the Company Group party thereto.  Except as set forth on Schedule 4.10(b), no member of the Company Group nor, to Seller’s knowledge, any counterparty thereto is in material breach or default under any Material Contract.

Section 4.11Real Property.

(a)To the knowledge of Seller, Seller or a member of the Company Group possesses Real Property (as defined below) necessary to operate the Panther Creek Plant as currently operated consistent with past practices.

(b)Except for the Plant Site if acquired after the Execution Date as contemplated in Section 6.9, no member of the Company Group owns any real property in fee.

(c)All (i) real property leases, licenses, subleases, rental or occupancy agreements, concessions and other agreements (written or oral) pursuant to which any member of the Company Group holds any leasehold or subleasehold estate and similar rights to occupy any land, structure, improvement or other interest in real property (each, a “Lease”), whether as lessee, lessor, licensee, licensor, sublessee or sublessor are listed in Part I of Schedule 4.11(c), (ii) easements and all rights-of-way, licenses, rights, franchises, authorizations and similar interests of which any member of the Company Group owns or has an interest in, or which is necessary to, used in, or otherwise intended to be used in connection with the Panther Creek Plant, together with all amendments, modifications, supplements, extensions, renewals, guaranties, and other agreements with respect thereto (each, an “Easement”), whether as grantee or grantor, are listed in Part II of Schedule 4.11(c), and (iii) any other Contract of any kind entered into, assigned to or assumed by any member of the Company Group that creates or modifies any interest in real property for such member of the Company Group (together with each Lease, Easement and all amendments thereto and waivers of any right thereunder, collectively, the “Real Property Agreements”, and the real property covered by the Real Property Agreements together with the Plant Site if acquired as contemplated in Section 6.9, the “Real Property”) are listed on Part III of Schedule 4.11(c).

(d)Each applicable member of the Company Group has a good and insurable leasehold or easement estate in the Real Property covered by the Leases and Easements, respectively, held by such member, free and clear of all Liens other than Permitted Liens. Following the acquisition of the Plant Site in accordance with Section 6.9, the applicable member of the Company Group shall have good and marketable fee simple title to the Plant Site, free and clear of all Liens other than Permitted Liens. The Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company Group, including the Panther Creek Plant, consistent with past practice and is sufficient in all material respects for the continued conduct and operation of such business consistent with past practice and as presently proposed to be conducted.

(e)Except as set forth on Schedule 4.11(e), with respect to each of the Real Property Agreements, (i) each Real Property Agreement is in full force and effect and constitutes a legal and binding obligation of the applicable member of the Company Group and, to Seller’s knowledge, each other party thereunder, enforceable against such other party in accordance with its terms, as limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally, (ii) no event has occurred, and to Seller’s knowledge, no condition or circumstance exists, that constitutes, or that with the giving of notice or the passage of time or both would constitute, a material default under any Real Property Agreement by any member of the Company Group or, to Seller’s knowledge, by any other party thereto, (iii) to Seller’s knowledge, there are no material disputes with respect to any Real Property Agreement, and (iv) to Seller’s knowledge, no party under any Real Property Agreement has made a claim with respect to any breach or default thereunder.  True, correct and complete copies of all Real Property Agreements within the possession or control of Seller, any member of the Company Group or any of their respective Affiliates have been made available to Buyer.

(f)True, correct and complete copies of all title commitments, title policies, title reports, title opinions, boundary maps and surveys (together with copies of all encumbrances listed on any of the foregoing) pertaining to any of the Real Property that are in the possession or control of Seller, any member of the Company Group or any of their respective Affiliates have been made available to Buyer.

(g)There are no condemnation, eminent domain or taking actions or proceedings pending with respect to any portion of the Real Property or, to the knowledge of Seller, threatened or planned to be instituted, with respect to any portion of the Real Property, in each case, that would materially and detrimentally affect the use of the Real Property for the ownership, operation or maintenance of the Panther Creek Plant in the manner in which it is currently, and/or proposed to be, owned, operated and maintained.

(h)Use of the Real Property for the purposes for which it is presently being used is permitted as of right under all applicable zoning Laws and is not subject to “permitted nonconforming” use or structure classifications.  Neither Seller, any member of the Company Group nor any of their respective Affiliates, has received written notification that any portion of the Real Property is not (and to the knowledge of the Company, the Real Property is) in compliance with all conditions, restrictions and requirements contained in any zoning ordinances applicable to the Real Property.  The Real Property is currently maintained in accordance with the standards of a reasonably prudent owner and operator in the coal-fired power production industry and in accordance with applicable Law, and none of Seller, any member of the Company Group nor any of their respective Affiliates has received any notification that the Real Property is in violation of any applicable Law or Contract.

(i)In the past three years, (i) there has not been any interruption in the delivery of adequate service of any utilities required in the operation of the Panther Creek Plant and (ii) the Company has not experienced any disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Real Property.

(j)All of the improvements on the Real Property, including the Panther Creek Plant, are (i) in compliance in all material respects with all applicable Laws, and (ii) sufficient for the operation of the Panther Creek Plant on the Real Property and as presently conducted.  Neither Seller, any member of the Company Group nor any of their respective Affiliates, has received written notification, nor is Seller or the Company otherwise aware, that any material alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Real Property by any municipal, provincial or other Governmental Entity, board of insurance underwriters or anyone else having the right or purporting to have the right to require such work to be completed, which alteration, repair, improvement or other work has not been completed in satisfaction of all requirements in connection therewith.

(k)To Seller’s knowledge, the Real Property is not in default under any mortgages or other liens or Liens of record in the office of the county recorder where the Real Property is located.

(l)True, correct and complete copies of all engineering consultants’ reports, property condition reports, environmental reports and similar reports with respect to the Real Property, to the extent within the possession or control of Seller, any member of the Company Group or any of their respective Affiliates, have been made available to Buyer.

Section 4.12Permits.  The members of the Company Group collectively possess all Permits (other than Permits required under Environmental Laws, which are addressed solely in Section 4.13) that are required for the ownership and operation of the Panther Creek Plant by the members of the Company Group in the manner in which it is currently owned and operated.  To

Seller’s knowledge, all such Permits are in full force and effect and each member of the Company Group is in compliance with each such Permit in all material respects.  No member of the Company Group has received any written notification from any Governmental Entity in the past three years alleging that it is in violation of any of such Permits in any material respect where such alleged violation remains unresolved.

Section 4.13Environmental Matters.

(a)Seller has made available to Buyer true, correct and complete copies of all material environmental documentation (including environmental site assessment and audit reports and studies, Environmental Permits, correspondence and documents related to the Panther Creek Plant’s compliance with applicable Environmental Laws) prepared or received since July 27, 2016 in the possession or control of the Seller, including without limitation, those matters set forth in Schedule 4.13(a).

(b)Except for those matters disclosed on Schedule 4.13(b):

(i)the Panther Creek Plant is and in the last five years has been owned and operated in compliance in all material respects with all Environmental Laws, and the terms and conditions of all Environmental Permits;

(ii)all Environmental Permits required of the Company Group for performance of its operations have been obtained, are being maintained, and are currently in full force and effect under Environmental Law and no member of the Company Group has received any notice that any such existing Environmental Permit will be revoked or any pending application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(iii)no member of the Company Group is subject to any pending or, to Seller’s or Company Group’s knowledge, threatened Legal Proceedings regarding (A) compliance with or liability under Environmental Laws, (B) any cleanup, investigation, removal, remediation or other curative action pursuant to any Environmental Law, or (C) any presence, Release or threatened Release of, or exposure to any Hazardous Materials;

(iv)there has been no release of Hazardous Materials (A) at the Panther Creek Plant or resulting from the operations of or in connection with the Panther Creek Plant, or (B) to Seller’s or Company Group’s knowledge, at any location offsite the Panther Creek Plant where Hazardous Materials from any of the Company Group’s operations have been transported or disposed or arranged for disposal or transportation for disposal that, in each case of (A) and (B), would have resulted in or, to Seller’s or Company Group’s knowledge, would reasonably be expected to result in liability under Environmental Law to any of the Company Group or the Panther Creek Plant; and

(v)no member of the Company Group has assumed or retained by contract or operation of law any liabilities under any Environmental Law or regarding any Hazardous Materials.

Section 4.14Personal Property.

(a)Schedule 4.14(a) lists each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers, cranes and other rolling stock and each other item of tangible personal property used or held for use by any member of the Company Group that is subject to a lease and having an estimated replacement value of $25,000 or more (the “Leased Personal Property”).

(b)Schedule 4.14(b) lists each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers, cranes and other rolling stock and each other item of tangible personal property used or held for use by any member of the Company Group or any of their Affiliates in connection with the Business having an estimated replacement value of $25,000 or more other than any Leased Personal Property (the “Scheduled Personal Property”).  All of the Scheduled Personal Property is wholly owned by a member of the Company Group.

(c)The Leased Personal Property and the Scheduled Personal Property and all other tangible personal property owned by the Company Group or any of their Affiliates in connection with the Business (together, the “Personal Property”) constitute all of the tangible personal property necessary for the continued ownership, use and operation of the Business consistent as presently conducted and as conducted during the three-year period ending on the Execution Date.  Except as set forth on Schedule 4.14(c), to the knowledge of the Seller a member of the Company Group has good and valid title to the Personal Property free and clear of all Liens except Permitted Liens.  The Personal Property is located on the Real Property.

Section 4.15Insurance.  Schedule 4.15 sets forth as of the date of this Agreement a list of all material insurance policies held by or issued specifically on behalf of, and for the benefit of, any member of the Company Group.

Section 4.16Employee Matters.  No member of the Company Group has or has ever (a) had any employees on its payroll or (b) any individuals (or entities wholly owned by an individual) engaged as a consultant or an independent contractor. No member of the Company Group is a sponsoring employer with respect to any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.  No member of the Company Group is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or similar representative (or potential representative) of employees, and there is no pending or, to Seller’s knowledge, threatened strike, slowdown, work stoppage, lockout or similar labor-related disturbance affecting any member of the Company Group.

Section 4.17Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to Seller’s knowledge, threatened against, any member of the Company Group.

Section 4.18Indebtedness.  Except for the Indebtedness of the Company Group to be paid off at Closing that is set forth on Schedule 2.4(a)(ix), the Company Group does not have any Indebtedness, and there is no Indebtedness related to or associated with the Company Group’s assets or the Business.

Section 4.19Officers and Directors; Bank Accounts; Names and Locations.  Schedule 4.19 lists all officers and directors of each member of the Company Group, and all of the bank accounts, safe deposit boxes and lock boxes of each member of the Company Group (indicating each authorized signatory with respect thereto).  Except as set forth on Schedule 4.19, no member of the Company Group has executed any power of attorney that is currently in effect.  The organizational minute books and the equity record books of each member of the Company Group delivered to Buyer hereunder are, to the knowledge of Seller, true, complete and correct in all material respects.

Section 4.20Support Obligations. Schedule 4.20 sets forth a list of all credit support obligations (including bonds, guarantees, surety agreements or letters of credit) provided by Seller or any Affiliate of Seller with respect to the Panther Creek Plant, the Business or any member of the Company Group.

Section 4.21Affiliate Matters.  Schedule 4.21 sets forth all Contracts and other intercompany transactions or services between any member of the Company Group, on the one hand, and Seller or any of its Affiliates (excluding any member of the Company Group), on the other hand, including Tax, administrative, legal or regulatory, finance, payables, receivables, loans, operations and maintenance, payroll, energy management or accounting services. Except as disclosed on Schedule 4.21, (a) none of Seller, an Affiliate of Seller or any of their respective Representatives has any interest in any property, real, personal or mixed, tangible or intangible, used in the business of any member of the Company Group currently or at any time within the last 12 months, (b) none of Seller, an Affiliate of Seller or any of their respective Representatives, is performing any services for any member of the Company Group and (c) no member of the Company Group is obligated to pay currently or in the future any amounts to Seller, an Affiliate of Seller or any of their respective Representatives.  Except as disclosed on Schedule 4.21, the Assets owned by the Company Group as of the Closing include all of the material assets, property, real, personal or mixed, tangible or intangible, used by any member of the Company Group, Seller or any of its Affiliates to own and operate the business of any member of the Company Group currently or at any time within the last 12 months. At Closing, all such intercompany transactions between any member of the Company Group, on the one hand, and Seller or any of its Affiliates (excluding any member of the Company Group), on the other hand, shall have been eliminated or cash settled. Any Contract or other matter the subject of this Section 4.21 is referred to herein as an “Affiliate Matter”.

Section 4.22Brokers.  No member of the Company Group has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement at or after Closing, other than as a result of any Contract entered into by Buyer or any of its Affiliates.

Section 4.23Disclaimer.

(a)EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article III, ARTICLE IV, SECTION 10.14 OR IN ANY CERTIFICATE DELIVERED BY SELLER AT the CLOSING, NEITHER SELLER NOR ANY OTHER PERSON ON BEHALF OF SELLER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE MEMBERS OF

THE COMPANY GROUP OR THE TRANSACTION AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE CONTRIBUTED, CONVEYED, ASSIGNED, TRANSFERRED, AND DELIVERED HEREUNDER OR PURSUANT HERETO (INCLUDING THE SUBJECT INTERESTS), AND SELLER DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR ANY OTHER PERSON IN CONNECTION WITH THE TRANSACTION. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article III, ARTICLE IV, sECTION 10.14 OR IN ANY CERTIFICATE DELIVERED BY SELLER AT the CLOSING, SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON IN CONNECTION WITH THE TRANSACTION.

(b)EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article III, ARTICLE IV, SECTION 10.14 OR IN ANY CERTIFICATE DELIVERED BY SELLER AT the CLOSING, THE SUBJECT INTERESTS ARE BEING SOLD, THROUGH THE SALE OF THE SUBJECT INTERESTS TO BUYER, “AS IS, WHERE IS, WITH ALL FAULTS” AND SELLER EXPRESSLY DISCLAIMs ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE PANTHER CREEK PLANT, OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS, AND OTHER INCIDENTS OF THE PANTHER CREEK PLANT. THE STATEMENTS AND DISCLAIMERS MADE UNDER THIS Section 4.23 EXPRESSLY SURVIVE THE CLOSING DATE.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the Execution Date and as of the Closing Date as follows:

Section 5.1Organization. Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware.

Section 5.2Authority; Enforceability. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transaction. The execution and delivery of this Agreement by Buyer and the performance of its obligations have been duly and validly authorized by all necessary limited liability company action. This Agreement constitutes the valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 5.3No Conflicts; Consents and Approvals. Except as set forth on Schedule 5.3 (the “Buyer Approvals”), the execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder and the consummation by Buyer of the Transaction do not: (a) violate or result in a breach of the Organizational Documents of Buyer, (b) violate or result in a default under any material Contract to which Buyer is a party, except for any such violation or default which would not reasonably be expected to result in a material adverse effect on Buyer’s ability to consummate the Transaction, or (c)(i) violate or result in a breach of any Law or order applicable to Buyer, except as would not reasonably be expected to result in a material adverse effect on Buyer’s ability to consummate the Transaction, or (ii) require any Governmental Authorization applicable to Buyer, the absence of which would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Transaction.

Section 5.4Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Buyer, threatened against Buyer that (a) challenge the validity or enforceability of the obligations of Buyer under this Agreement, or (b) seek to prevent or delay the consummation by Buyer of the Transaction.

Section 5.5Brokerage Arrangements. Neither Buyer nor any of its Affiliates has entered, directly or indirectly, into any contract or arrangement with any Person that would obligate Seller to pay any commission, brokerage, or “finder’s fee” or other fee in connection with this Agreement, the other Transaction Documents or the Transaction.

Section 5.6Capitalization Table. The Closing Date Buyer Capitalization Table shall be true and accurate when delivered at Closing.

Article VI
COVENANTS AND OTHER AGREEMENTS

Section 6.1Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the Transaction and to ensure the satisfaction of its conditions to Closing set forth herein.

Section 6.2Regulatory and Other Approvals.  From the date of this Agreement until the earlier of termination of this Agreement in accordance with Article VIII and Closing (the “Interim Period”):

(a)Each Party shall, and each Party shall cause its Affiliates to, use commercially reasonable efforts to obtain as promptly as reasonably practicable all Seller Approvals, Company Consents and Buyer Approvals applicable to such Person, and all other material consents and approvals that any of Seller, Buyer or their respective Affiliates are required to obtain in order for such Person to consummate the transactions contemplated hereby; provided that for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the obtaining of such consents and approvals shall not be a condition to Closing except to the extent expressly set forth in Section 7.1(b).

(b)Each Party shall, and each Party shall cause its Affiliates to, (i) make or cause to be made the filings required of such Party or any of its applicable Affiliates under any Laws applicable to it with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings, as promptly as reasonably practicable, provided, that for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, such filings and payments shall not be conditions to Closing except to the extent expressly set forth in Section 7.1(c), (ii) cooperate with the other Party and its applicable Affiliates and furnish the information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) use commercially reasonable efforts to cause the expiration of the notice or waiting periods under any Laws applicable to it with respect to the consummation of the transactions contemplated by this Agreement as promptly as reasonably practicable, (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Entity in respect of such filings, (v) reasonably consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of such Party in connection with meetings, actions, Legal Proceedings and orders with Governmental Entities relating to such filings, (vi) comply, as promptly as reasonably practicable, with any requests received by such Party or any of its Affiliates under any applicable Laws for additional information, documents or other materials with respect to such filings, and (vii) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement.  If any Party (or any of its Affiliates) intends to participate in any material meeting with any Governmental Entity with respect to such filings and if permitted by, or acceptable to, the applicable Governmental Entity, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting.

(c)Each Party shall notify the other Party as promptly as reasonably practicable when it becomes aware that any such consent or approval referred to in this Section 6.2 is obtained, taken, made, given or denied, as applicable.

(d)In furtherance of the foregoing covenants:

(i)Each Party shall prepare, as promptly as reasonably practicable following the execution of this Agreement, all necessary filings applicable to it in connection with the transactions contemplated by this Agreement that may be required by the PJM, FERC or the HSR Act or any applicable Laws; provided that for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, such filings shall not be conditions to Closing except to the extent requisite to the closing condition set forth in Section 7.1(c), as applicable.  Each Party shall submit such filings applicable to it as promptly as reasonably practicable, but in no event later than 10 Business Days after the execution hereof (or 10 calendar days after the execution hereof, in the case of the notice to the PJM contemplated in clause (ii) below), or such other time as mutually agreed upon by the Parties, for filings with the PJM, FERC or under the HSR Act.  The Persons making such filings shall (A) request expedited treatment of any such filings, (B) shall as promptly as reasonably practicable furnish the other Party with copies of any notices, correspondence or other written communication received by it from the relevant Governmental Entity with respect to such filing and (C) make any appropriate or necessary subsequent or supplemental filings required of it (and the Parties shall cooperate in the preparation of any such filings as is reasonably necessary and appropriate).  Any filing fees, costs or expenses arising out of or relating to such filings shall be borne one-half by Seller and one-half by Buyer.

(ii)Promptly after the Execution Date, Seller shall (A) within 10 Business Days after the Execution Date, file with FERC the “informational filing” required under Section 2 of the PJM Tariff and a request for a waiver of the 90-day period set forth in Schedule 2 of the PJM Tariff (collectively the “Reactive Power Filing”) and (B) within 10 calendar days after the Execution Date, cause the Project Company to provide to PJM all information required by Section 2 of PJM Manual 14D by the deadlines set forth therein.  Buyer shall assist Seller as is reasonably necessary in the preparation of such information to be provided pursuant to clause (B) above.

(e)During the Interim Period, neither Buyer nor any of its Affiliates shall enter into any Contract to build, develop, acquire or operate any power facility that would reasonably be expected to cause a delay in or failure to obtain any Governmental Entity’s granting of a Buyer Approval or a Seller Approval.

Section 6.3Access of Buyer.

(a)During the Interim Period, Seller will provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the officers and employees of Seller and its Affiliates who have significant responsibility for the members of the Company Group and the Panther Creek Plant, but only to the extent that such access (i) does not unreasonably interfere with the Business of Seller or any of its Affiliates or the safe commercial operations of the Panther Creek Plant and (ii) is reasonably related to Buyer’s obligations and rights hereunder; provided, however, that Seller shall have the right to have a Representative present for any communication with employees or officers of Seller or its Affiliates.

(b)Furthermore, during the Interim Period, Seller shall provide Buyer and its Representatives access at all times to the properties and facilities of the members of the Company Group, including the Panther Creek Plant.  As part of such access, Buyer and its Representatives shall have the right to (i) conduct inspections and assessments of such properties and facilities and (ii) conduct the activities described on Schedule 6.3(b), provided that such activities shall be undertaken at Buyer’s cost and expense. Buyer shall, and shall cause its Representatives to, observe and comply with all posted health, safety and security requirements at the Panther Creek Plant.

(c)Buyer agrees to defend, indemnify and hold harmless Seller, the members of the Company Group, and each of their respective Affiliates and Representatives for any and all Damages incurred by such Persons arising out of the access rights under this Section 6.3 EXCEPT FOR (i) bodily injury or death to any Person that is employed by, and on the payroll of, Seller or any of its AFfiliates, (ii) LIABILITIES THAT WERE EXISTING PRIOR TO SUCH INSPECTIONS or (iii) the GROSS NEGLIGENCE OR WILLFUL MISCONDUCT by a member of THE Seller Indemnified Parties.

Section 6.4Interim Period Operations.

(a)Except (i) as required or permitted hereby, (ii) required by applicable Law or the terms of any Permit or Material Contract, (iii) as consented to by Buyer, or (iv) as otherwise set forth in Schedule 6.4, during the Interim Period, Seller shall cause each member of the Company Group, the Business and the Panther Creek Plant to be owned and operated in the ordinary course of business, in compliance in all material respects with appliable Laws, Permits and Contracts.

(b)Without limiting the foregoing or the provisions of Section 6.3, during the Interim Period, Seller shall cause each member of the Company Group not to undertake any of the following without the consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned in the case of the following clauses (i), (ii) or (xii) and otherwise may be withheld or granted in Buyer’s sole discretion):

(i)create any Lien (other than a Permitted Lien) against any of the material assets of the Company Group which Lien will not be released prior to Closing;

(ii)grant any waiver or consent of any material term under any Material Contract or Real Property Agreement;

(iii)sell, transfer, convey or otherwise dispose of any assets of any member of the Company Group other than any assets that have become obsolete;

(iv)hire any employees, engage any independent contractor or establish, or become obligated to contribute to, any benefit plan as defined in Section 3(3) of ERISA or other employee benefit or compensation plan, program, policy, agreement or arrangement;

(v)other than accounts payable incurred in the ordinary course of business or indebtedness otherwise incurred pursuant to the Material Contracts, incur, create, assume or otherwise become liable for indebtedness for borrowed money or issue any debt securities or assume or guarantee the obligations of any other Person (excluding indebtedness (and guaranties of such indebtedness) that is repaid at or prior to Closing);

(vi)enter into any Contract with respect to hedging, marketing or trading;

(vii)except as may be required to meet the requirements of any applicable Law or GAAP, change any accounting method or practice in a manner that is inconsistent with past practice;

(viii)fail to maintain its limited liability company or partnership status, as applicable, or consolidate with any other Person or acquire all or substantially all of the assets of any other Person;

(ix)issue or sell any Equity Interests in any member of the Company Group;

(x)liquidate, dissolve, recapitalize, reorganize or otherwise wind up their business or operations;

(xi)purchase any securities of any Person;

(xii)enter into, terminate or amend any Material Contract, Real Property Agreement or any Contract that, if existing as of the date of this Agreement, would have been required to be listed on Schedule 4.10(a);

(xiii)change any Tax election or Tax method of accounting or make any new Tax election;

(xiv)amend or modify its Organizational Documents;

(xv)make any Seller Distribution Amount; or

(xvi)agree or commit to do any of the foregoing.

Section 6.5Tax Matters.

(a)Tax Treatment.  For U.S. federal (and applicable state and local) income tax purposes, Seller and Buyer shall treat the acquisition of the Subject Interests as (i) in part, a contribution of an undivided interest in each of the Assets of the Company Group to a partnership pursuant to Section 721 of the Code and (ii) in part, a purchase and sale of an undivided interest in each of the Assets of the Company Group, pursuant to Treasury Regulations § 1.707-3 (the “Intended Tax Treatment”).  Seller and Buyer agree not to take any Tax position (on a Tax Return or otherwise) for U.S. federal (and applicable state and local) income Tax purposes that is inconsistent with the Intended Tax Treatment, unless otherwise required by applicable Law.

(b)Transfer Taxes. Seller and Buyer shall each be responsible for the payment of half of all transfer, documentary, recording, sales, use, stamp, registration, surtax and similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) resulting from the transactions contemplated by this Agreement or any other Transaction Document (“Transfer Taxes”). Seller shall timely file any Tax Returns for Transfer Taxes as required by Law and shall provide evidence satisfactory to Buyer that such Tax Returns have been filed.  Except to the extent that it would impose undue costs, Buyer and Seller shall reasonably cooperate, including by executing and delivering any certificates or forms, to reduce or eliminate any Transfer Taxes.  Except as provided in Section 6.9, Buyer and Seller acknowledge that no Transfer Taxes are expected in connection with the transactions contemplated by this Agreement.

(c)Tax Returns.

(i)The Seller shall prepare (or cause to be prepared) all Tax Returns of each member of the Company Group required to be filed after the Closing Date for any Pre-Closing Tax Period on a basis consistent with past practice, except to the extent otherwise required by Law. Reasonably in advance of filing any such Tax Return (which in the case of a Tax Return that relates to income Taxes, shall not be later than fifteen (15)

days prior to such filing), Seller shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Buyer for its review and reasonable comment, and Seller shall incorporate any reasonable comments provided by the Buyer into such Tax Returns.  The Buyer will cause such Tax Return to be timely filed and the payment of Taxes timely paid to the appropriate Taxing Authority and will provide a copy to the Seller.  Not later than five (5) days prior to the due date for the payment of Taxes with respect to each Tax Return for a Pre-Closing Tax Period, the Seller shall pay to (or at the direction of) the Buyer the amount of any Seller Taxes with respect to such Tax Return.  For the avoidance of doubt, nothing in this Section 6.5(c)(i) shall require (i) Seller to deliver to Buyer, (ii) Buyer to file or caused to be filed, or (iii) Buyer to pay or cause to be paid any Taxes with respect to, any Tax Returns described in this Section 6.5(c)(i) or any Tax Returns of any member of the Company Group for income Taxes for any Pre-Closing Tax Period that are imposed on a “flow-through” basis.

(ii)The Buyer shall prepare (or cause to be prepared) all Tax Returns of each member of the Company Group required to be filed after the Closing Date for any Straddle Period on a basis consistent with past practice, except to the extent otherwise required by Law. Reasonably in advance of filing any such Tax Return (which in the case of a Tax Return that relates to income Taxes, shall not be later than fifteen (15) days prior to such filing), the Buyer shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to the Seller for its review and reasonable comment, and Buyer shall incorporate any reasonable comments provided by the Seller into such Tax Returns.  The Buyer shall cause each such Tax Return to be filed timely and payment of Taxes to be timely paid with the appropriate Taxing Authority and will provide a copy thereof to the Seller.  Not later than five (5) days prior to the due date for the payment of Taxes with respect to each Tax Return for a Straddle Period, the Seller shall pay to (or at the direction of) the Buyer the amount of any Seller Taxes with respect to such Tax Return.

(d)Straddle Period Allocation. For purposes of determining Seller Taxes with respect to any Straddle Period, the portion of any Tax for such Straddle Period that is attributable to the portion of such Straddle Period ending immediately prior to Closing Date shall be:

(i)with respect to Taxes that are (A) income, franchise, or similar Taxes, (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or (C) imposed on specific transactions, including payroll Taxes, deemed equal to the amount that would be payable if the Tax year of the Company Group ended immediately prior to the Closing Date; provided, that all exemptions, allowances, or deductions for the Straddle Period which are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated in proportion to the number of days in such period prior to but not including the Closing Date; and

(ii)with respect to ad valorem, real property, personal property, or similar Taxes imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on but not including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(e)Amended Returns. Neither the Buyer nor any of its Affiliates (including the Company Group after the Closing) shall amend any Tax Return of the Company Group, enter into any closing Agreement, extend or waive the limitation period applicable to any Tax Return or Tax claim or assessment, surrender any right to claim a refund of Taxes, initiate in or participate in any voluntary disclosure proceeding in any jurisdiction, make or change any Tax election, or take any other similar action, in each case, with respect to a Pre-Closing Tax Period or a Straddle Period or that otherwise would have a retroactive effect to any Pre-Closing Tax Period or Straddle Period, without the prior written consent of the Seller (such consent not to be unreasonably withheld).

(f)Tax Proceedings.  With respect to any Taxes of or relating to any Assets of any member of the Company Group, Seller shall have the right, at its sole cost and expense, to control (in the case of a Pre-Closing Tax Period) or participate in (in the case of a Straddle Period) the prosecution, settlement or compromise of any proceeding involving such Tax (a “Tax Proceeding”); provided, however, that, in the case of any Tax Proceeding with respect to a Pre-Closing Tax Period which Seller elects to control, Seller will (A) provide to Buyer all information reasonably requested by Buyer regarding such Tax Proceeding, (B) permit Buyer to evaluate and comment on such Tax Proceeding at Buyer’s expense, and (C) reasonably and in good faith consider any such comments of Buyer, and (ii) in the case of any Tax Proceeding with respect to a Straddle Period, Buyer will control such Tax Proceeding and (A) provide to Seller all information reasonably requested by Seller regarding such Tax Proceeding, (B) permit Seller to evaluate and comment on such Tax Proceeding at Seller’s expense, and (C) reasonably and in good faith consider any such comments of Seller; provided further, that Buyer will not agree to any settlement that would materially and disproportionately affect Seller without its written consent.  Each of Buyer, on the one hand, and Seller, on the other hand, shall (or shall cause the applicable member of the Company Group to) give written notice to the other of its receipt of any notice of any audit, examination, claim or assessment for any Tax for which the other is responsible within ten (10) calendar days after its receipt of such notice; failure to give any such written notice within such ten (10) calendar day period shall limit the other Party’s indemnification obligation pursuant to this Agreement only to the extent such Party is actually materially prejudiced by such failure. Notwithstanding anything in this Agreement to the contrary, to the extent that this Section 6.5(f) conflicts with any provision of Section 9.6, this Section 6.5(f) shall control with respect to Tax Proceedings.

(g)Cooperation. The Parties shall cooperate and reasonably make available to each other such records and information as the other Party may reasonably require for the preparation of any Tax Return and the defense of any proceeding concerning such Tax Return. Such cooperation shall include making employees reasonably available on a mutually convenient basis to provide additional reasonable information and explanation of any material provided hereunder.

(h)Purchase Price Allocation. No later than ninety (90) days following the Closing Date, the Seller shall prepare and deliver a statement providing for the allocation of the Consideration plus any other items constituting consideration for applicable income Tax purposes consistent with the principles of Section 1060 of the Code among the Assets of the members of the Company Group (the “Allocation Schedule”). The Allocation Schedule shall be prepared consistently with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Buyer shall have thirty (30) days after Seller’s delivery of the Allocation Schedule to review the Allocation Schedule and shall notify the Seller in writing of any disputes with the Allocation Schedule. If the Buyer does not provide written notice to the Seller of any dispute within such thirty (30) day period, the Buyer shall be deemed to have agreed to the Allocation Schedule as prepared by the Seller. If the Buyer provides notice of any dispute within such thirty (30) day period, the Parties shall negotiate in good faith to resolve any such dispute for a period of fifteen (15) days after the delivery of Buyer’s notice of dispute. If the Buyer and the Seller agree on a final Allocation Schedule, the Buyer and the Seller shall not (except as set forth below relating to a revised Allocation Schedule) take any position on any Tax Return or in the course of any Tax Proceeding inconsistent with the allocation provided in the agreed Allocation Schedule, unless otherwise required by applicable Law.  In the event that any adjustment is required to be made to the Allocation Schedule as a result of any adjustment to the Consideration pursuant to this Agreement, the Buyer shall prepare or cause to be prepared, and shall provide to the Seller, a revised Allocation Schedule reflecting such adjustment. Such Allocation Schedule shall be subject to review and resolution of timely raised disputes in the same manner as the initial Allocation Schedule. If the Buyer and the Seller agree on a revised Allocation Schedule, each of Buyer and the Seller shall not (except as required by future revised Allocation Schedule) take any position on any Tax Return or in the course of any Tax Proceeding inconsistent with the allocation provided in the revised Allocation Schedule, unless otherwise required by applicable Law. Notwithstanding the foregoing, nothing in this Agreement will prevent a Party from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the allocation, and no Party will be required to litigate before any Governmental Entity any proposed deficiency or adjustment by any Taxing Authority challenging the allocation, as applicable.  The Parties shall promptly advise each other regarding the existence of any Tax Proceeding related to the Allocation Schedule.  If the Parties are unable to agree on an Allocation Schedule as contemplated above, then each Party may file any related Tax Returns or Tax forms required by any Taxing Authority in a manner consistent with such Party’s proposed allocation.

(i)In accordance with the terms of this Section 6.5, Seller shall prepare and file, or cause to be prepared and filed, any required tax filings in connection with the matter set forth in Schedule 4.8 as soon as reasonably practicable, including after the Closing.

Section 6.6Release and Waiver.  Effective as of the Closing: (a) Seller (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) (each, a “Seller Releasing Party”), hereby fully and unconditionally releases, acquits and forever discharges Buyer and its Affiliates (including the members of the Company Group), and its and their respective former, current and future Representatives and assignees of any of the foregoing (collectively, the “Buyer Released Parties”) from any and all manner of Actions, Damages, obligations, compensation or other relief, whether known or unknown, whether past, present or future, whether in law or equity, which such Seller Releasing Party has, has had or may have, arising out of or relating to the Panther Creek Plant, Seller’s status as an owner of the Company, the operation of the Business, or any action or omission in connection therewith, in each case, at or prior to the Closing and (b) Buyer (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) (each, a “Buyer Releasing Party”), hereby fully and unconditionally releases, acquits and forever discharges Seller and its Affiliates (including the members of the Company

Group), and its and their respective former Representatives and assignees of any of the foregoing (collectively, the “Seller Released Parties”) from any and all manner of Actions, Damages, obligations, compensation or other relief, whether known or unknown, whether past, present or future, whether in law or equity, which such Buyer Releasing Party has, has had or may have, arising out of or relating to the Panther Creek Plant, Buyer’s status as an owner of the Company, the operation of the Business, or any action or omission in connection therewith, in each case, at or prior to the Closing. Notwithstanding anything to the contrary contained in this Section 6.6, none of the Buyer Released Parties or Seller Released Parties are released from any Actions, Damages, obligations, compensation or other relief arising (i) under this Agreement or the Transaction Documents or (ii) from fraud.

Section 6.7Confidentiality.  For a period of two (2) years from and after the Closing, Seller acknowledges that from time to time Seller and its Affiliates may receive or prior to the Closing may have received information from or regarding Buyer or the members of the Company Group, their respective Affiliates, or any Persons with which any of the foregoing does business in the nature of trade secrets, secret or proprietary information, or information that is otherwise confidential, including proprietary facility designs or process know-how, the release of which may be damaging to any of Buyer or the members of the Company Group, their respective Affiliates, or any Persons with which any of the foregoing does business. Seller shall, and shall cause its Affiliates to, hold in strict confidence, and shall not use (including, for the avoidance of doubt, in connection with any development or other activities of Seller or its Affiliates), any such information Seller or its Affiliates receives or have received, and Seller may not, and shall cause its Affiliates not to, disclose any such information to any Person other than Seller’s Representatives that are subject to confidentiality obligations no less stringent than those set forth herein and who have a need to know such information for purposes of enforcing any rights of Seller under this Agreement.

Section 6.8Trade Name.  From and after Closing no Seller or any of its Affiliates shall use the “Panther Creek” name or any name that may reasonably be considered confusingly similar to any such names in any manner.

Section 6.9Purchase of Plant Site.

(a)During the Interim Period, Seller shall use commercially reasonable efforts to cause a member of the Company Group to enter into a definitive binding agreement for, and acquire in fee simple, 100% of the real property interests described on Schedule 6.9 (the “Plant Site”), free and clear of all Liens other than Permitted Liens and on terms and conditions customary for an acquisition of similarly situated real property as reasonably approved by Buyer in writing.  All actual and documented third party costs and expenses of acquiring the Plant Site (“Plant Site Acquisition Costs”), including purchase price, costs related to the Plant Site Title Policy (as hereinafter defined) and any applicable Transfer Taxes shall be borne fifty percent (50%) by each of Seller and Buyer.

(b)In order to give effect to the foregoing:

(i)Prior to Closing, Seller or the applicable member of the Company Group shall bear one hundred percent (100%) of the Plant Site Acquisition Costs incurred through the Closing.

(ii)At the Closing, (A) the Cash Consideration shall be increased by fifty percent (50%) of the actual and documented Plant Site Acquisition Costs incurred and paid by Seller or the applicable member of the Company Group through the Closing and (B) the Cash Consideration shall be decreased by fifty percent (50%) of all remaining Plant Site Acquisition Costs to be incurred and paid by the Company Group or Buyer post-Closing.  The amounts set forth in the foregoing clause (B) shall be based on the Parties’ good faith estimate of all such remaining Plant Site Acquisition Costs.

(iii)Intentionally omitted.

(iv)After the Closing, to the extent (x) Seller or the Company Group incurred or incurs any Plant Site Acquisition Costs that were not accounted for in the adjustments made in Section 6.9(b)(ii), then Buyer shall reimburse Seller for fifty percent (50%) of the same within ten (10) Business Days after Buyer’s receipt of an invoice therefor or (y) Buyer incurred or incurs any Plant Site Acquisition Costs that were not accounted for in the adjustments made in Section 6.9(b)(ii), then Seller shall reimburse Buyer or the applicable member of the Company Group for fifty percent (50%) of the same within ten (10) Business Days after Seller’s receipt of an invoice therefor.

Section 6.10 Plant Site Diligence Cooperation; Plant Site Title Policy.  In connection with the acquisition of the Plant Site in accordance with Section 6.9, Seller shall, and shall cause each member of the Company Group to, deliver to Buyer all diligence materials received by Seller or any member of the Company Group, related to the Plant Site, including title commitments (together with all documents referenced therein), title reports, title opinions, boundary maps, surveys, environmental reports, operating statements, tax statements, service contracts, and any leases, licenses or other real property agreements, to the extent not previously delivered to Buyer in accordance with the terms of this Agreement. Seller shall, and shall cause each member of the Company Group to, reasonably cooperate with Buyer in connection with the applicable member of the Company Group obtaining an ALTA extended coverage owner’s policy of title insurance for the Plant Site, in form and substance reasonably satisfactory to Buyer, insuring such member of the Company Group’s fee simple interest in the Plant Site in an amount equal to the purchase price therefor, effective as of the date of the sale thereof to the applicable member of the Company Group (the “Plant Site Title Policy”).  The costs related to the Plant Site Title Policy shall be borne by the Parties in accordance with Section 6.9.  In addition, if the Plant Site is acquired in accordance with Section 6.9, at Closing, Seller shall, or shall cause the applicable title company to, deliver to Buyer such endorsements to the Plant Site Title Policy as Buyer deems reasonably necessary, including a date down endorsement, non-imputation endorsement and an additional insured endorsement.  Without limiting the generality of the foregoing, Seller shall, and shall cause each member of the Company Group to, execute and deliver any customary documents and affidavits at Closing, in each case in a form reasonably acceptable to the Buyer and the title company, as may reasonably be necessary for the title company to issue such title policies or endorsements.

Section 6.11Budgets.  During the Interim Period, the Parties shall negotiate in good faith annual budgets to be attached to each of the A&R OMA and A&R AMA prior to the Closing.

Section 6.12Fuel Supply Agreement. During the Interim Period, Seller shall, on behalf of the Project Company, negotiate a third-party fuel supply agreement (the “Fuel Supply Agreement”) on terms and conditions reasonably acceptable to Buyer.

Section 6.13Retained Assets. To the extent not realized by Seller or its Affiliates prior to Closing, and to the extent permitted by applicable Law, Buyer agrees that it shall make all commercially reasonable efforts after the Closing to enable Seller to realize the benefits of the Retained Assets, including paying over to Seller (within a reasonable time after receipt) any Retained Assets as and to the extent actually received by a member of the Company Group; provided that, Seller shall reimburse Buyer for any and all costs incurred in connection with such efforts (including, for the avoidance of doubt, attorneys’ fees), which amounts may be withheld from such amounts otherwise payable by Buyer to Seller pursuant to this Section 6.13.

Section 6.14Transmission Line Agreement.  As promptly as practicable after the Execution Date but in any event prior to Closing, Seller shall cause the Company Group to post and maintain any and all credit support required under that certain Transmission Line Agreement dated January 31, 1992 between Atlas Powder Company and Panther Creek Partners and otherwise satisfy in full any breaches or defaults thereunder related thereto.

Section 6.15Loader Contracts.  From and after the Execution Date and continuing for so long as an affiliate of the Seller is providing fuel services to the Company, vis a vis Buyer and Seller, Seller shall be responsible for all payments owed to the counterparty under the Loader Contracts. To the extent any member of the Company Group or its Affiliates (including after Closing, Buyer) incurs any payments under the Loader Contracts, then Seller shall (or shall cause its applicable Affiliate to) reimburse the Company Group for the same within ten (10) Business Days after Seller’s receipt of an invoice therefor.  For clarity, the equipment and other assets the subject of the Loader Contracts shall remain the property of the Company Group.

Section 6.16 Certain Support Obligations.  If at any point after the Closing, Keystone Reclamation Fuel Management, LLC (“KRFM”) is no longer providing services to the Project Company (and the Project Company does not anticipate needing such services in the future), or KRFM is no longer affiliated with Seller, then upon Buyer’s written request, the parties shall work together in good faith to provide that either (i) KRFM enters into such arrangements as are necessary to permit the Project Company to terminate the indemnity agreement provided by the Project Company that is described on item 2 of Schedule 4.20 (the “Project Company Indemnity Agreement”) or (ii)  KRFM enters into a customary indemnity agreement with and in favor of the Project Company with respect to any liabilities incurred by the Project Company under the Project Company Indemnity Agreement.

Article VII
CONDITIONS TO CLOSING

Section 7.1Mutual Closing Conditions. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable Laws) on or prior to the Closing Date of the following conditions:

(a)(i) No effective injunction, writ, or preliminary restraining order or any order of any nature is issued and outstanding by a Governmental Entity of competent jurisdiction prohibiting the consummation of the Transaction, and (ii) there shall not be any action or proceeding before any Governmental Entity with respect to which an unfavorable judgment, order, decree, or ruling would prohibit the consummation of the Transaction or declare the consummation of the Transaction unlawful or require the consummation of the Transaction to be rescinded.

(b)The Seller Approvals and the Company Consents listed on Schedule 3.4(c) and Schedule 4.3, respectively, shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Entity with respect to the Seller Approvals shall have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.

(c)(i) Seller shall have received an order from FERC accepting the Reactive Power Filing and granting the requested waiver, or (ii) the 90-day period set forth in Schedule 2 of the PJM Tariff shall have expired.

Section 7.2Buyer’s Closing Conditions. Buyer’s obligation to consummate the Transaction is subject to the satisfaction (or to the extent permitted by applicable Laws, waiver by Buyer), at or prior to the Closing, of each of the following conditions:

(a)Seller shall have performed and complied in all material respects with all the covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(b)(i) The Fundamental Representations shall be true and correct in all respects and (ii) all other representations and warranties made by Seller in Article III and Article IV shall be true and correct in all material respects (except for any such other representations and warranties that are qualified by materiality, material adverse effect, Material Adverse Effect or similar qualifiers, which shall be true and correct in all respects), in each case of the foregoing clauses (i) and (ii) on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date, which representations and warranties shall be true and correct as of such earlier date).

(c)Since the Execution Date there shall have been no event, change, occurrence, development, or set of circumstances or facts that, individually or in the aggregate have had a Material Adverse Effect.

(d)A member of the Company Group shall have entered into a definitive binding agreement for the acquisition of the Plant Site in accordance with Section 6.9 and

Section 6.10 and such agreement shall be in full force and effect (or the consummation of the Plant Site thereunder shall have occurred).

(e)A member of the Company Group shall have entered into the Fuel Supply Agreement in accordance with Section 6.12.

(f)Seller shall have delivered or caused the delivery of the Closing deliverables set forth in Section 2.4(a).

Section 7.3Seller’s Closing Conditions. The obligation of Seller to consummate the Transaction are subject to the satisfaction (or to the extent permitted by applicable Laws, waiver by Seller), at or prior to the Closing, of each of the following conditions:

(a)Buyer shall have performed and complied in all material respects with all the covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(b)The representations and warranties made by Buyer in Article V shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date, which representations and warranties shall be true and correct as of such earlier date).

(c)Buyer shall have delivered or caused the delivery of the Closing deliverables set forth in Section 2.4(b).

Article VIII
TERMINATION RIGHTS

Section 8.1Termination Rights. This Agreement may be terminated at any time prior to the Closing:

(a)by mutual written consent of Seller and Buyer;

(b)by Seller or Buyer at any time after October 31, 2021 (the “End Date”) (provided, however, the terminating Party is not otherwise in material default or breach of this Agreement, or has not failed or refused to close without justification hereunder);

(c)by Seller or Buyer, as applicable, in writing without prejudice to other rights and remedies the terminating Party may have (provided, however, the terminating Party is not otherwise in material default or breach of this Agreement, or has not failed or refused to close without justification hereunder), if any other Parties shall have (i) failed to perform in any material respect its covenants or agreements contained herein required to be performed by such Party on or prior to the Closing or (ii) breached in any material respect any of its representations or warranties contained herein; provided, however, in the case of subclauses (i) or (ii) the breaching Party shall have a period of thirty (30) days following written notice from a non-breaching Party to cure any breach of this Agreement if the breach is curable; or

(d)by Seller or Buyer in writing, without any liability to the other Party for or as a result of such termination, if there shall be any action or proceeding before any Governmental Entity with respect to which an unfavorable judgment, order, decree, or ruling would reasonably be expected to prohibit the consummation of the Transaction or declare the consummation of the Transaction unlawful or require the consummation of the Transaction to be rescinded.

Section 8.2Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1:

(a)for a period of ninety (90) days following such termination, Buyer shall have the right but not the obligation to remove (or caused to be removed) any equipment or other personal property of Buyer then on the Plant Site, including any equipment or other personal property that was located at the Plant Site or installed at the Panther Creek Plant as contemplated in Schedule 6.4, so long as such equipment or personal property is removable without causing damage (other than de minimis damage) to the Panther Creek Plant or which damage is fully repaired and restored by Buyer; and

(b)all obligations of the Parties hereto shall terminate, except for the provisions of Section 3.6, Section 4.23, Section 5.5, Section 6.7, this Section 8.2, and Article X, and the Parties shall have no liability to each other under or relating to this Agreement except as provided in such provisions; provided, however, nothing herein shall prejudice the ability of the non-breaching Parties from seeking Damages from the breaching Party for any fraud or knowing and intentional breach of this Agreement prior to termination.

For clarity, nothing in this Article VIII shall limit a Party’s right under Section 10.10 to seek specific performance of the other Party’s obligations to consummate the Closing as and when required by this Agreement at any time prior to the valid termination of this Agreement.

Article IX
SURVIVAL; INDEMNITY

Section 9.1Survival.

(a)The representations and warranties set forth in Articles III, IV and V, and the covenants and agreements of the Parties in this Agreement and in the documents to be executed in connection with this Agreement, shall, in each case, survive the Closing for a period of 12 months; provided that:

(i)each of the representations and warranties in Section 4.8 (Taxes) and each of the covenants in Section 6.5 (Tax Matters), and together with the corresponding indemnification obligations in Section 9.2(a) and Section 9.2(b), and the indemnification obligations in Section 9.2(c), shall in each case survive the Closing until the date that is 60 days after the expiration of the applicable statute of limitations;

(ii)each of the Fundamental Representations and the corresponding indemnification obligations in Section 9.2(a) shall survive the Closing for a period of three (3) years; and

(iii)each covenant and agreement of the Parties set forth in this Agreement to be performed after the Closing, and together with the corresponding indemnification obligations in Section 9.2(b) and Section 9.3(b) (as applicable), shall survive the Closing until performed; and

(iv)the indemnification obligations in Section 9.2(d) (Retained Liabilities) shall survive the Closing until fully performed.

(b)Notwithstanding the survival periods set forth in this Section 9.1, as to each claim for indemnification under this Agreement that is validly made before expiration the applicable survival period, such claim and associated right to indemnification will not terminate before final determination and satisfaction of such claim.

Section 9.2Indemnification of Buyer Indemnified Parties.  Following the Closing, and notwithstanding the knowledge or investigation of any Person, Seller will indemnify, defend and hold harmless Buyer, each of its Affiliates (including each member of the Company Group), and each of their respective Representatives (the “Buyer Indemnified Parties”) from and against any and all Damages arising directly or indirectly from or in connection with:

(a)the breach of any representation or warranty made by Seller in Articles III or IV or by Guarantor in Section 10.14 or in any certificate delivered by Seller pursuant to this Agreement;

(b)the breach of any covenant or agreement made by Seller or Guarantor pursuant to this Agreement;

(c)any and all Seller Taxes; and

(d)the Retained Liabilities.

Section 9.3Indemnification of Seller Indemnified Parties.  Following the Closing, and notwithstanding the knowledge or investigation of any Person, Buyer will indemnify, defend and hold harmless Seller, each of its Affiliates, and each of their respective Representatives (the “Seller Indemnified Parties”) from and against any and all Damages arising directly or indirectly from or in connection with:

(a)the breach of any representation or warranty made by Buyer in Article V or in any certificate delivered by Buyer pursuant to this Agreement;

(b)the breach of any covenant or agreement made by Buyer pursuant to this Agreement.

Section 9.4Exclusive Remedy and Release.  Except (a) for claims of fraud and (b) as set forth in Section 10.10, the indemnification rights and remedies set forth in this Article IX shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement. EXCEPT AS PROVIDED IN THE PREVIOUS SENTENCE, EACH PARTY HEREBY WAIVES, RELEASES, REMISES, ACQUITS AND

FOREVER DISCHARGES THE OTHER PARTY AND ITS AFFILIATES AND EACH OF THEIR RESPECTIVE REPRESENTATIVES FROM ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, DEMANDS, RIGHTS, DAMAGES, LIABILITIES, COSTS, EXPENSES, LOSSES OR COMPENSATION WHATSOEVER, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHICH SUCH PARTY NOW HAS OR MAY HAVE OR WHICH MAY ARISE AFTER THE CLOSING WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.5Certain Limitations.

(a)Seller shall have no liability under Section 9.2(a) with respect to breaches of its representations and warranties until the aggregate amount of all Damages incurred by the Buyer Indemnified Parties exceeds $250,000 (the “Deductible Amount”), in which event Seller shall be liable for Damages only to the extent they are in excess of the Deductible Amount; provided that none of the limitations in this Section 9.5(a) shall apply to (x) the Fundamental Representations, (y) Section 4.8 (Taxes) or (z) any payment obligations in respect of Seller Taxes.

(b)In no event shall Seller’s aggregate liability under Section 9.2(a) and Section 9.2(b) exceed $13,000,000; provided that Seller’s aggregate liability under Section 9.2(a) in respect of a breach of all representations and warranties other than Fundamental Representations shall not exceed the lesser of (x) $6,000,000 and (y) the aggregate cash consideration received by Seller within a year after the Execution Date, including any Cash Consideration received and any cash realized from the sale of any Preferred Units or Common Units within such period.

(c)For purposes of the indemnification obligations in this Article IX only, in determining the amount of any Damages in connection therewith, any materiality, material adverse effect or Material Adverse Effect qualifiers in such representations or warranties shall be disregarded.

(d)The Parties are in agreement that where the same set of facts qualifies under more than one provision entitling Buyer or Seller to a claim or remedy under this Agreement, Buyer or Seller, as applicable, shall only be entitled to be indemnified once in respect of such set of facts and shall not be entitled to double recovery hereunder.  Notwithstanding the foregoing, an Indemnified Party will be entitled to seek recovery under such provisions of this Agreement that maximize its recovery (e.g., if particular losses would be subject to the Deductible Amount if a claim were made under one provision, but would not be subject to the Deductible Amount if made under another provision, then the Indemnified Party may seek recovery under the provision that is not subject to the Deductible Amount).

Section 9.6Indemnification Procedures.  All claims for indemnification under this Article IX shall be asserted and resolved as follows:

(a)In General.  For purposes of this Article IX, the term “Indemnifying Party” when used in connection with particular Damages shall mean the Party having an obligation to indemnify any Seller Indemnified Party or Buyer Indemnified Party, as applicable, with respect to such Damages pursuant to this Article IX, and the term “Indemnified Party” when used in connection with particular Damages shall mean the Seller Indemnified Party or Buyer Indemnified Party, as applicable, having the right to be indemnified with respect to such Damages by Buyer or Sellers, as applicable, pursuant to this Article IX.

(b)Claims Procedure.  To make a claim for indemnification under this Article IX, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 9.6, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 9.6(b) shall not relieve the Indemnifying Party of its obligations under this Article IX except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of such inaccuracy or breach and shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached.

(c)Third Party Claims.

(i)In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have forty-five (45) days after its receipt of the Claim Notice relating thereto to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such forty-five (45) day period (or, if earlier, until the Indemnifying Party admits its liability to defend the Indemnified Party against such Third Party Claim) to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(ii)If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim, and shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.6(c)(ii).  An Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned, or delayed), (A) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or

(B) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity hereunder).

(iii)If the Indemnifying Party does not admit its liability against a Third Party Claim or admits its liability to defend the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against, or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against and settle the Third Party Claim at the sole cost and expense of the Indemnifying Party (if the Indemnifying Party is determined to have indemnification liability with respect to such matter), with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (A) admit in writing its liability to indemnify the Indemnified Party from and against the liability and if liability is so admitted, either (1) consent to such settlement or (2) reject, in its reasonable judgment, the proposed settlement or (B) deny liability.  Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (B) above.

(d)Direct Claims.  In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its liability for such Damages, or (iii) dispute the claim for such Damages.  If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Party shall be deemed to have denied liability with respect to such matter.

(e)Tax Treatment.  Buyer and Seller agree that any indemnification payment made pursuant to this Article IX shall be treated as an adjustment to the Consideration for U.S. federal (and applicable state and local) income Tax purposes unless otherwise required by applicable Law.

Article X
GENERAL

Section 10.1Entire Agreement; Successors and Assigns.

(a)Except for the other Transaction Documents, this Agreement supersedes all prior oral discussions and written agreements among the Parties with respect to the subject matter of this Agreement (except to the extent specifically incorporated by reference herein). This Agreement contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.

(b)All of the terms, covenants, representations, warranties, and conditions of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

(c)Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assignable by any Party without the prior written consent of the other Parties; provided, however, Buyer may assign all or any portion of its rights, interests, or obligations hereunder to an Affiliate of Buyer without the prior written consent of Seller. No assignment by a Party of this Agreement shall relieve the assigning Party of its obligations hereunder except to the extent expressly agreed to in writing by the non-assigning Party.

Section 10.2Amendments and Waivers. All amendments to this Agreement must be in writing and signed by the Parties. A Party may, only by an instrument in writing, waive compliance by any other Party with any term or provision of this Agreement. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power, or remedy by a Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power, or remedy.

Section 10.3Notices. Unless otherwise provided herein, all notices, requests, consents, approvals, demands, and other communications to be given hereunder will be in writing and will be deemed given upon (a) confirmed delivery by a reputable overnight carrier or when delivered by hand, addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice); (b) actual receipt; (c) the expiration of four (4) Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice); or (d) delivery by electronic mail to a Party at the electronic mail address set forth below (or at such other address as such Party shall designate by like notice); provided, however, in the case of any notice delivered by electronic mail, the notifying Party shall send notice by hand, courier, or overnight delivery service not later than the following Business Day:

If to Seller, addressed to:

Panther Creek Reclamation Holdings, LLC
Attention: Sean P. Lane
19 Headquarters Plaza
West Tower – 8th Floor
Morristown, NJ
07960

with a copy, which shall not constitute notice, to:

Hunton Andrews Kurth LLP
200 Park Avenue, 52nd Floor
New York, New York 10066
Attn: Gregory F. Lang
Email: gflang@hunton.com

If to Buyer, addressed to:

Stronghold Digital Mining Holdings LLC
2151 Lisbon Road
Kennerdell, Pennsylvania 16374
Attention: Gregory A. Beard

with a copy, which shall not constitute notice, to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500

Houston, Texas 77002
Attn: Danielle Patterson
Email: dpatterson@velaw.com

Section 10.4Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without reference to the choice of Law principles thereof that would result in the application of the Laws of any other jurisdiction.

Section 10.5Dispute Resolution; Waiver of Jury Trial.

(a)Each of the Parties consents to submit itself to the exclusive personal jurisdiction and venue of any U.S. federal court located in the State of Delaware or any Delaware state court with respect to any suit relating to or arising out of this Agreement or the Transaction, agrees it will not attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, agrees it will not bring any such suit in any court other than a U.S. federal or state court sitting in the State of Delaware, irrevocably agrees any such suit (whether at law, in equity, in contract, in tort, or otherwise) shall be heard and determined exclusively in such U.S. federal or state court sitting in the State of Delaware, agrees to service of process in any such action in any manner prescribed by the Laws of the State of Delaware, and agrees service of process upon such Party in any action or proceeding shall be effective if notice is given in accordance with Section 10.3.

(b)EACH OF THE PARTIES ACKNOWLEDGES AND AGREES ANY SUCH CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.

(c)NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE NEITHER SELLER NOR BUYER SHALL HAVE ANY LIABILITY TO ANY PARTY FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, CONSEQUENTIAL, SPECIAL, REMOTE, OR SPECULATIVE DAMAGES PROVIDED, HOWEVER, IN NO EVENT SHALL THIS SECTION 10.5(c) BE A LIMITATION ON ANY OBLIGATION OF A PARTY HEREUNDER WITH RESPECT TO A THIRD PARTY CLAIM RELATING TO SUCH OBLIGATION.

Section 10.6Severability. In the event any of the provisions hereof are held to be invalid or unenforceable under applicable Laws, the remaining provisions hereof will not be affected thereby. In such event, the Parties hereto agree and consent such provisions and this Agreement will be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to those provisions that were held to be invalid or unenforceable.

Section 10.7Transaction Costs and Expenses. Except as otherwise specified in this Agreement, the Parties will bear all of their own costs, fees, and expenses, if any, incurred by or on their behalf in connection with the Transaction.

Section 10.8Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 10.9Counterparts. This Agreement may be executed by electronic mail exchange of .pdf signature pages and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered (including by electronic mail exchange of .pdf signature pages) to the other Parties hereto.

Section 10.10Specific Performance. The Parties agree if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money Damages may not be a sufficient remedy. In addition to any other remedy at law or in equity, each of Seller and Buyer shall be entitled to specific performance by each other Party of its obligations under this Agreement (including such Party’s obligation to consummate the Closing) and immediate injunctive relief, without the necessity of proving the inadequacy of money Damages as a remedy.

Section 10.11Publicity. All press releases or other public communications of any nature whatsoever relating to the Transaction, and the method of the release for publication thereof, shall be subject to the prior consent of each Party, which consent shall not be unreasonably withheld, conditioned or delayed by any Party (provided, it shall be deemed reasonable for a Party to respond to a request for consent within two (2) Business Days after such request is made), except (a) as may be required by applicable Law (based upon the reasonable advice of counsel), court process or by obligations pursuant to any listing agreement with any securities exchange or securities quotation system or (b) for disclosures to their respective officers, directors, managers, members, managing members, partners, employees, consultants, fiduciaries, financial sponsors, limited partners, co-investors, agents or representatives.

Section 10.12Further Assurances. The Parties agree, from time to time after the Closing Date and without any further consideration, each of them will execute and deliver, or cause to be executed and delivered, such further agreements and instruments and take such other action as may be necessary to effectuate the provisions, purposes, and intents of the Transaction Documents. Without limiting the generality of the foregoing, Buyer and Seller shall, from time to time after the Closing, execute, deliver, acknowledge, file, and record, or cause to be executed, delivered, acknowledged, filed, and recorded, such further instruments of sale, conveyance, transfer, assignment, or delivery and such further consents, certifications, affidavits, and assurances as Buyer or Seller may reasonably request to vest in Buyer or its designees and its respective successors and assigns all right, title, and interest in the Subject Interests and the Business, or otherwise to consummate and make effective the Transaction upon the terms and conditions set forth herein. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties may reasonably request in connection with the foregoing.

Section 10.13Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against the entities that are expressly identified as parties hereto and thereto.  No Person who is not a named party to this Agreement or the other Transaction Documents, including any past, present or future Representative of a party (“Non-Party Representatives”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Documents (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Documents (as the case may be) or the negotiation or execution hereof or thereof; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Representatives.

Section 10.14Seller Parent Guaranty.

(a)Guarantor hereby absolutely, unconditionally and irrevocably guarantees for the benefit of Buyer (as a primary obligor and not merely a surety) the punctual and complete payment when due of all payment obligations of Buyer under this Agreement at present or in the future, whether incurred solely or jointly with any other person (collectively, the “Guaranteed Obligations”).  Guarantor hereby agrees that the guaranty set forth in the preceding sentence is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection. Notwithstanding any provision to the contrary in this Agreement, the obligations of Guarantor pursuant to this Agreement shall terminate and no longer be in effect as of the date that is three (3) years after the Closing Date, other than for any claim that is made pursuant to this Section 10.14 prior to such date.

(b)In the event of any default, breach, or other failure by Seller in payment of the Guaranteed Obligations, of any part thereof, when such payment became due, Guarantor shall,

within thirty (30) Business Days after receipt of a written demand for payment from Buyer and without further notice of nonpayment, or any other notice whatsoever, as applicable, pay the amount due in respect of such Guaranteed Obligations to the applicable Buyer Indemnified Party, and it shall not be necessary for Buyer, in order to enforce such payment by Guarantor pursuant to Section 10.14(a), to (i) institute any suit, or pursue or exhaust any rights or remedies against Seller or any other Person liable for such payment under this Agreement or otherwise, including pursuing or exhausting any rights or remedies with respect to any security or collateral, or (ii) join Seller for the payment of the Guaranteed Obligations or any part thereof in any action to enforce this guaranty, or to resort to any other means of obtaining payment of the Guaranteed Obligations under this Agreement or otherwise, and Guarantor expressly waives diligence, presentment and demand on Seller for payment, and protest, notice (excluding any notice of demand pursuant to this Section 10.14(b), and including notice of any modification hereunder or increase or other modification to the Guaranteed Obligations, and notice of any defaults by or disputes with Seller), and filing of claims with a Governmental Entity in the event of the merger or bankruptcy of Seller.  Guarantor hereby expressly waives to the fullest extent permitted by Law any defenses, now or in the future, based upon (A) the bankruptcy, reorganization, dissolution, liquidation, insolvency or other similar proceeding with respect to Seller; (B) the absence of Seller’s power or authority to enter into this Agreement or the Transaction Documents and to perform its obligations hereunder or thereunder; (C) any change to the name, corporate form, or control of, or ownership interests in, Seller; (D) any change in or amendment to any of the terms of this Agreement or any Transaction Document or liability of Seller to Buyer hereunder or thereunder; (E) defenses based upon the invalidity or unenforceability of all or any portion of Seller’s obligations under this Agreement or the Transaction Documents or any agreement, approval or consent relating thereto; or (F) any other defense expressly waived by Guarantor or Seller in this Agreement or the Transaction Documents.

(c)Guarantor hereby represents and warrants to Buyer as of the Execution Date and as of the Closing Date, as follows:

(i)Organization and Qualification.  Guarantor is a limited liability company, duly organized and validly existing and in good standing under the laws of Delaware.

(ii)Due Authority.  Guarantor has full power and authority to execute, deliver and perform its obligations under this Agreement.  All necessary action on the part of Guarantor for the execution, delivery and performance of this Agreement has been taken and this Agreement has been duly and validly executed and delivered by Guarantor.  This Agreement constitutes a legal, valid and binding obligation of Guarantor and is enforceable in accordance with its terms.

(iii)Solvency.  Guarantor is not insolvent and will not be rendered insolvent as a result of guaranteeing the Guaranteed Obligations.

[The remainder of this page has been left blank intentionally.
Signature pages follow.]

IN WITNESS WHEREOF, the Parties and Guarantor have duly executed this Agreement as of the date first written above.

SELLER:

PANTHER CREEK RECLAMATION HOLDINGS, LLC

By:	/s/ Sean P. Lane
Name:	Sean P. Lane
Title:	Authorized Representative

Solely for purposes of Section 10.14:

GUARANTOR:

OLYMPUS POWER, LLC

By:	/s/ Richard G. Vicens
Name:	Richard G. Vicens
Title:	President & CEO

[Signature Page to Equity Capital Contribution Agreement]

BUYER:
STRONGHOLD DIGITAL MINING HOLDINGS LLC
BY: STRONGHOLD DIGITAL MINING, INC., ITS MANAGING MEMBER
By:	/s/ Gregory A. Beard.
Name:	Gregory A. Beard
Title:	Chief Executive Officer

[Signature Page to Equity Capital Contribution Agreement]

Exhibit A

Definitions

“Accrued Taxes” means (i) accrued but unpaid Taxes of (or relating to the Assets of) the Company Group and (ii) any other estimated Taxes of (or relating to the Assets of) the Company Group for the taxable year in which the Closing is expected to occur that are properly allocable to a Pre-Closing Tax Period in accordance with the principles of Section 6.5(d).

“Action” means any claim, action, lawsuit, litigation, arbitration, inquiry, proceeding or investigation, opposition, interference or other legal or arbitration proceeding (whether sounding in contract, tort or otherwise, whether civil, criminal or administrative, and whether brought at law or in equity).

“Affiliate” means with respect to an entity, any other entity controlling, controlled by, or under common control with such entity. As used in this definition, the term “control,” including the correlative terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract, or otherwise.

“Affiliate Matter” has the meaning set forth in Section 4.21.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 6.5(h).

“A&R AMA” has the meaning set forth in Section 2.4(a)(xiv).

“A&R OMA” has the meaning set forth in Section 2.4(a)(xiii).

“Assets” of any Person means all assets and properties of every kind, nature, character, and description (whether real, personal, or mixed, whether tangible or intangible, and wherever situated), including the related goodwill, which assets and properties are operated, owned, or leased by such Person.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.4(a)(ii).

“Business” means the business of the members of the Company Group as conducted as of the Execution Date or as of Closing, as applicable, and the activities incidental thereto.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in New York City are authorized or required by Law to be closed; provided, that banks shall be deemed to be generally open for business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Entity if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“Buyer” has the meaning set forth in the preamble.

“Buyer Approvals” has the meaning set forth in Section 5.3.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2.

“Buyer Released Parties” has the meaning set forth in Section 6.6.

“Cash Consideration” has the meaning set forth in Section 2.2(a)(i).

“Claim Notice” has the meaning set forth in Section 9.6(b).

“Closing” has the meaning set forth in Section 2.3.

“Closing Net Working Capital Certificate” means a certificate delivered to Buyer by Seller that sets forth a calculation of Net Working Capital Amount as of the anticipated Closing Date as described in Section 2.2(b).

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in Section 2.2(a)(ii).

“Company” has the meaning set forth in the recitals.

“Company Consents” has the meaning set forth in Section 4.3.

“Company Group” has the meaning set forth in the recitals.

“Consideration” has the meaning set forth in Section 2.2.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under foreign, state or local law.

“Contract” means any agreement, purchase order, commitment, evidence of indebtedness, mortgage, indenture, security agreement, or other contract, entered into by a Person or by which a Person or any of its Assets are bound.

“Current Assets” means, as of the Closing Date, the Company Group’s total consolidated and combined current assets, including any permit cash collateral, Prepaid Taxes or prepaid insurance amounts, but excluding any Retained Assets, in each case determined in accordance with GAAP.

“Current Liabilities” means, as of the Closing Date, the Company Group’s total consolidated and combined current liabilities, including trade account payables, Accrued Taxes and accrued liabilities (and excluding the current portion of Indebtedness (x) that is set forth in the proviso to the definition of Indebtedness and (y) that is the current portion of any payments due pursuant to the settlement agreement set forth in paragraph 3 of Schedule 4.5), in each case determined in accordance with GAAP; provided that “Current Liabilities” shall not include (a) Seller Taxes or (b) any Transaction Expenses.

“Damages” means any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment, or compromise relating to any actual or threatened Legal Proceeding), damages for personal injury or death or property damage or environmental damage or remediation costs, and reasonable expenses, including any reasonable attorneys’ fees and any and all reasonable expenses whatsoever and howsoever incurred in investigating, preparing, or defending any Legal Proceeding, in all cases, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown. For the avoidance of doubt, Damages includes both inter-party damages (i.e., between the Parties) and third-party damages.

“Deductible Amount” has the meaning set forth in Section 9.5(a).

“Easement” has the meaning set forth in Section 4.11(c).

“End Date” has the meaning set forth in Section 8.1(b).

“Environmental Laws” means any and all Laws pertaining to pollution or protection of human health or safety (to the extent relating to exposure to Hazardous Materials) or the environment (including, any natural resources or any generation, use, storage, treatment, transportation, disposal, or Release of, or exposure to, Hazardous Materials) enacted or in effect as of or prior to the Closing Date.

“Environmental Permit” means any Permit required under any Environmental Law or issued by any Governmental Entity.

“Equity Consideration” has the meaning set forth in Section 2.2(a)(ii).

“Equity Interests” means (a) in the case of a corporation, any and all shares (however designated) of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (e) in any case, any right to acquire any of the foregoing.

“Execution Date” has the meaning set forth in the preamble.

“Federal Power Act” means the Federal Power Act, as amended, including the implementing regulations adopted by FERC thereunder.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Statements” has the meaning set forth in Section 4.7(a).

“Fuel Supply Agreement” has the meaning set forth in Section 6.12.

“Fundamental Representations” means the representations and warranties set forth in Article III, Section 4.1, Section 4.2, Section 4.4, Section 4.17, Section 4.18, Section 4.21, Section 4.22 and Section 10.14.

“GAAP” means generally accepted accounting principles in the United States as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, as of the date of the statement or item to which such term refers, applied on a consistent basis during the period involved.

“Governmental Authorization” means any franchise, permit, license, authorization, order, certificate, registration, plan, exemption, variance, filing, decree, agreement, right, or other consent or approval granted by, or subject to approval by, any Governmental Entity.

“Governmental Entity” means any court, governmental department, commission, council, board, agency, bureau, or other instrumentality of the United States of America, any foreign jurisdiction, or any state, provincial, county, municipality, or local governmental unit thereof, including any Taxing Authority.

“Guaranteed Obligations” has the meaning set forth in Section 10.14(a).

“Guarantor” has the meaning set forth in the preamble.

“Hazardous Materials” means any (a) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under, or for which standards of conduct or liability may be imposed pursuant to, any Environmental Law; and (b) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material polychlorinated biphenyls, per- and poly-fluoroalkyl substances, naturally occurring radioactive materials or radon.

“Indebtedness” means, with respect to a member of the Company Group, all (a) indebtedness for money borrowed required to be reflected as indebtedness on a consolidated balance sheet of such member of the Company Group as of such date prepared in accordance with GAAP; (b) indebtedness of the type described in the other clauses of this definition that is guaranteed, directly or indirectly, in any manner by any member of the Company Group or for which any member of the Company Group may be liable, but excluding endorsements of checks and other similar instruments in the ordinary course of business; (c) interest expense accrued but unpaid on or relating to any of such indebtedness described in the other clauses of this definition; (d) indebtedness evidenced by any note, bond, debenture or other debt security; (e) all net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated as of such date); and (f) due and unpaid prepayment penalties, premiums, late charges, penalties and collection fees relating to any of such indebtedness described in the foregoing clauses; provided, that, under no circumstances shall the following be deemed to constitute Indebtedness for the purposes of this Agreement: (i) Installment Sale Contract for Caterpillar 980M Wheel Loader XDJ00358, dated October 23, 2018, between Panther Creek Power Operating, LLC and Cleveland Brothers Equipment Co., Inc. or (ii) North America Customer Care Program Payment Assistance

Agreement, dated May 14, 2020, between Panther Creek Power Operating, LLC and Caterpillar Financial Services Corporation (the Contracts described in this proviso the “Loader Contracts”).

“Indemnified Party” has the meaning set forth in Section 9.6(a).

“Indemnifying Party” has the meaning set forth in Section 9.6(a).

“Intended Tax Treatment” shall have the meaning given to it in Section 6.5(a).

“Interim Period” has the meaning set forth in Section 6.2.

“knowledge” means (a) with respect to Seller or any member of the Company Group, the actual knowledge of the following individuals: Richard Vicens, Philip McCartin, Dennis T. O’Donnell, Michael F. O’Donnell, Roy Ott and Cooper Schieffelin and (b) with respect to Buyer, the actual knowledge of the following individuals:  Gregory Beard. Tom Tyree and Ricardo Larroudé.

“KRFM” has the meaning set forth in Section 6.16.

“Laws” means all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, variances, decrees, judgments, settlements, injunctions, orders, licenses or other legally enforceable directives of a Governmental Entity having jurisdiction over the Assets of any Person and the operations thereof.

“Lease” has the meaning set forth in Section 4.11(c).

“Leased Personal Property” has the meaning set forth in Section 4.14(a).

“Legal Proceeding” means any judicial, administrative, or arbitral action, suit, hearing, inquiry, investigation, audit, or other proceeding (public or private) by or before any Governmental Entity or arbitrator.

“Lien” means any lien, mortgage, pledge, preferential purchase right, option, lease, license, tenancy or possessory interest, purchase right, transfer restriction, right of first refusal, right of first offer, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment, security interest or other encumbrance of any nature whatsoever.

“Loader Contracts” has the meaning set forth in the proviso of the definition of Indebtedness.

“MBR Authority” has the meaning set forth in Section 4.9.

“Material Adverse Effect” means a change, effect, event, or occurrence that (individually or in the aggregate) has a material adverse effect on the Business, the Panther Creek Plant, properties, financial condition, or results of operations of the Company Group, taken as a whole, (and calculated net of insurance proceeds), or materially delays the ability of Seller to consummate the Transaction; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the Transaction; (ii) conditions affecting the industry in which the Panther Creek Plant participates, the U.S. or world economy as a whole or the U.S. or global capital or financial markets in general or the markets in which the Panther Creek Plant operates, to the extent not having a disproportionate adverse effect on the Panther Creek Plant as compared to similarly situated businesses; (iii) any change in applicable Laws or the interpretation thereof; or (iv) national or international political or social conditions, including the commencement, continuation, or escalation of a war, material armed hostilities, or other material international or national calamity or act of terrorism, epidemics, pandemics or outbreaks of communicable disease or any associated quarantine or shutdown (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof), to the extent not having a disproportionate adverse effect on the Panther Creek Plant as compared to similarly situated businesses.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Net Working Capital Amount” means, as of the Closing Date, Current Assets minus Current Liabilities.

“Non-Party Representatives” has the meaning set forth in Section 10.13.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation or association, certificate of formation, by-laws, limited liability company agreement, operating agreement, limited partnership agreement, or other governing documents and agreements that establish the legal personality of such Person, in each case as amended to date.

“Panther Creek Plant” has the meaning set forth in the recitals.

“Parties” and “Party” have the meanings set forth in the preamble.

“Permit” means any permits, licenses, authorizations, registrations, certificates, orders, franchises, consents or approvals granted or issued by any Governmental Entity.

“Permitted Affiliate Transactions” has the meaning set forth in Section 2.4(a)(x).

“Permitted Lien” means (a) any statutory Lien for current period Taxes that is not yet due or delinquent and for which adequate reserves have been established in accordance with GAAP, (b) any statutory Lien (including any mechanics’, carriers’, workers’, repairers’, materialmens’, contractors’ and other similar Liens) arising in the ordinary course of business or by operation of Law with respect to a liability that is not yet due or delinquent or that is being contested in good faith by a member of the Company Group, in either case, for which adequate reserves have been established in accordance with GAAP (provided, however, in no event shall the Plant Site Title Policy contain any exception for any such statutory Liens), (c) Liens affecting any Company Group member’s assets or property which do not materially impair such Company Group member’s occupancy or use or the value or marketability of the property which they encumber, (d) matters which would be disclosed by an accurate survey of the Company Group’s Real Property which do not materially impair the occupancy or current use or the value or marketability of such Real

Property (provided, however, in no event shall the Plant Site Title Policy contain a general survey exception), (e) encumbrances (other than those securing financial obligations of the Company Group) affecting the Company Group’s Real Property which do not materially impair the Company Group’s occupancy or use or the value or marketability of the Real Property which they encumber, (f) the terms and conditions of the Material Contracts listed on Schedule 4.10(a), (g) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and social security Laws, (h) all Liens that will be paid-off in full or will otherwise cease to exist at or before the time of Closing, and (i) any Liens arising from the activities of Buyer contemplated on Schedule 6.3(b).

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, incorporated organization, or Governmental Entity.

“Personal Property” has the meaning set forth in Section 4.14(c).

“Plant Site” has the meaning set forth in Section 6.9.

“Plant Site Acquisition Costs” has the meaning set forth in Section 6.9.

“Plant Site Title Policy” has the meaning set forth in Section 6.10.

“Preferred Units” has the meaning set forth in Section 2.2(a)(ii).

“Pre‑Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Prepaid Taxes” means Taxes not yet due and payable (including estimated Taxes) of (or relating to the Assets of) the Company Group paid by or on behalf of the Company Group prior to the Closing Date that are not properly allocable to a Pre-Closing Tax Period in accordance with the principles of Section 6.5(d).

“Project Company” means Panther Creek Power Operating, LLC, a Delaware limited liability company.

“Project Company Indemnity Agreement” has the meaning set forth in Section 6.16.

“PURPA Requirements” has the meaning set forth in Section 4.9.

“Reactive Power Filing” has the meaning set forth in Section 6.2(d)(ii)(A).

“Reactive Power Tariff” has the meaning set forth in Section 4.9.

“Real Property” has the meaning set forth in Section 4.11(c).

“Real Property Agreements” has the meaning set forth in Section 4.11(c).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Representative” means, with respect to any Person, any director, manager, officer, employee, member, partner or other equity holder, agent, controlling person, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Responsible Officer” means, with respect to any Person, any vice president or more senior officer of such Person, or, if such Person is a partnership, any vice president or more senior officer of the general partner of such Person.

“Retained Assets” means, to the extent earned during the period of time prior to the Execution Date, tax certificates issued pursuant to the Coal Refuse Energy and Reclamation Tax Credit Program administered by the Pennsylvania Department of Community and Economic Development, whereby the Project Company earns tax certificates by using coal refuse for power generation to reclaim mining-affected sites in the state of Pennsylvania.

“Retained Liabilities” means the following:

(a)all liabilities and obligations arising out of or relating to any Affiliate Matter; provided that, with respect to A&R OMA and A&R AMA, the Retained Liabilities shall only include such liabilities and obligations to the extent arising prior to the Closing;

(b)all liabilities and obligations arising out of or relating to the matters listed on Schedule A;

(c)all past, current or future liabilities and obligations arising out of or relating to any act or omission occurring prior to the Closing by Seller or any of its Affiliates pertaining to the Panther Creek Plant under the Comprehensive Environmental Response, Compensation, and Liability Act or Superfund Amendments and Reauthorization Act (including any liabilities and obligations arising out of or relating to the Tonolli Corporation Superfund site in Carbon County, Pennsylvania) against or affecting any member of the Company Group;

(d)any and all Seller Obligations; and

(e)Retained Employment-Related Liability.

“Retained Employment-Related Liability” means all obligations and liabilities that are attributable to, associated with or related to, or that arise at any time (whether before, on or after the Execution Date) out of or in connection with (a) any employee benefit or compensation plan, program or arrangement sponsored, maintained or contributed to by Seller or any of its Affiliates or to which Seller or any of its Affiliates was or is obligated to contribute, including all controlled group liabilities; and (b) the employment or engagement of any employee or any other individual employed or engaged by Seller or any of its Affiliates whose employment or engagement involves or involved providing services with respect to any member of the Company Group, the Panther Creek Plant or the Business, including all obligations, and liabilities arising from or relating to any personal injuries or death, failure to pay wages or other compensation, failure to satisfy any employment-related obligations, and any other act or omission or other practice arising from or relating to an employment or independent contractor relationship or the termination thereof.

“Scheduled Personal Property” has the meaning set forth in Section 4.14(b).

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations of the United States Securities and Exchange Commission promulgated thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller Approvals” has the meaning set forth in Section 3.4(c).

“Seller Distribution Amounts” means any distribution, including repayments of shareholder debt and amounts paid to Affiliates, but not including payments pursuant to the Contracts with Seller Affiliates set forth on Schedule 4.21, in each case made by any member of the Company Group to Seller or any of its Affiliates at or after 12:01 a.m. Central Time on May 31, 2021 and prior to 12:01 a.m. Central Time on the Closing Date.

“Seller Indemnified Parties” has the meaning set forth in Section 9.3.

“Seller Obligations” has the meaning set forth in Section 2.2(b).

“Seller Releasing Party” has the meaning set forth in Section 6.6.

“Seller Taxes” means any and all Taxes (a) imposed on any member of the Company Group or Seller or for which any member of the Company Group or Seller may otherwise be liable for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 6.5(d)); (b) resulting from (i) a breach of the representations and warranties set forth in Section 4.8, determined without regard to any materiality or knowledge qualifiers or any scheduled items, or (ii) a breach by Seller of any covenant relating to Taxes; (c) of any Consolidated Group (or any member thereof, other than a member of the Company Group) of which a member of the Company Group (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulations § 1.1502-6 or any analogous or similar foreign, state or local law; (d) of any other Person for which a member of the Company Group is or has been liable as a transferee or successor, or by contract, resulting from events, transactions or relationships occurring or existing prior to the Closing or (e) that are Transfer Taxes; provided that Seller Taxes will not include any Taxes (1) taken into account as Current Liabilities or (2) that result from any action taken on the Closing Date by, or at the direction of, the Buyer outside the ordinary course of business.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subject Interests” has the meaning set forth in the recitals.

“Target Net Working Capital Amount” means $1,500,000.

“Tax” or “Taxes” means (i) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of a Consolidated Group for any period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Proceeding” has the meaning set forth in Section 6.5(f).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party Claim” has the meaning set forth in Section 9.6(b).

“Transaction” means the consummation of the transactions contemplated by the Transaction Documents.

“Transaction Expenses” means all fees, costs and expenses (excluding Taxes) of any brokers, financial advisors, consultants, accountants, attorneys or other professionals incurred by any member of the Company Group in connection with any efforts to sell the Subject Interests or directly or indirectly the Panther Creek Plant, including the preparation, marketing, auction, structuring, negotiation or consummation of the Transactions.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, and each of the other documents and instruments to be delivered hereunder.

“Transfer Taxes” has the meaning set forth in Section 6.5(b).